Exhibit 10.7

Execution Copy

LEASE

by and between

BMR-675 WEST KENDALL STREET LLC,

a Delaware limited liability company

and

ALNYLAM PHARMACEUTICALS, INC.,

a Delaware corporation

24.	Damage or Destruction.	42

25.	Eminent Domain.	44

26.	Surrender.	45

27.	Holding Over.	45

28.	Indemnification and Exculpation.	46

29.	Assignment or Subletting.	47

30.	Subordination and Attornment.	52

31.	Defaults and Remedies.	53

32.	Bankruptcy.	58

33.	Brokers.	58

34.	Definition of Landlord.	59

35.	Limitation of Landlord’s Liability.	59

36.	Joint and Several Obligations.	60

37.	Representations.	60

38.	Confidentiality.	60

39.	Notices.	61

40.	Rooftop Installation Area.	61

41.	Options to Extend Term.	63

42.	Right of First Offer.	64

43.	Miscellaneous.	66

Table of Contents

LEASE

THIS LEASE (this “Lease”) is entered into as of this 3rd day of April, 2015 (the “Execution Date”), by and between BMR-675 WEST KENDALL STREET LLC, a Delaware limited liability company (“Landlord”), and ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord owns certain real property commonly known as Parcel A and described on Exhibit A attached hereto (the “Land”) and the improvements on the property located in Cambridge, Massachusetts, including the building located at 675 West Kendall Street, Cambridge, Massachusetts (the “Building”) in which the Premises (as defined below) are located; and

B. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises (collectively, the “Premises”) located on the first, second, third, fourth, fifth and sixth floors (together with certain off-floor mechanical areas located in Penthouse L1 and Penthouse L2 and certain other appurtenant rights set forth herein) of the Building, pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises.

1.1. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, as shown on Exhibit B attached hereto, including without limitation exclusive shafts, cable runs, mechanical spaces and rooftop areas, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses. The Building, Land, and all landscaping, parking facilities, private drives and other improvements and appurtenances related thereto, are hereinafter collectively referred to as the “Property.”

2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1. This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2. In the definitions below, each current Rentable Area (as defined below) is expressed in square feet. Rentable Area and “Tenant’s Pro Rata Share of Building” are subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following (As of the Term Commencement Date)
Approximate Rentable Area of Premises	295,030 square feet
Approximate Rentable Area of Building	307,436 square feet
Approximate Rentable Area of Lab Building (i.e. not inclusive of the retail portion of the Building)	295,030 square feet
Tenant’s Pro Rata Share of Building	95.96%
Tenant’s Pro Rata Share of Lab Building	100%

2.3. Monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Rent Commencement Date (as defined below), subject to adjustment under this Lease:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
2/1/19-1/31/20*	295,030	$67.00 annually	$1,647,250.83	$19,767,010.00
2/1/20-1/31/21	295,030	$69.01 annually	$1,696,668.36	$20,360,020.30
2/1/21-1/31/22	295,030	$71.08 annually	$1,747,561.03	$20,970,732.40
2/1/22-1/31/23	295,030	$73.21 annually	$1,799,928.86	$21,599,146.30
2/1/23-1/31/24	295,030	$75.41 annually	$1,854,017.69	$22,248,212.30
2/1/24-1/31/25	295,030	$77.67 annually	$1,909,581.68	$22,914,980.10
2/1/25-1/31/26	295,030	$80.00 annually	$1,966,866.67	$23,602,400.00
2/1/26-1/31/27	295,030	$82.40 annually	$2,025,872.67	$24,310,472.00
2/1/27-1/31/28	295,030	$84.87 annually	$2,086,599.68	$25,039,196.10
2/1/28-1/31/29	295,030	$87.42 annually	$2,149,239.55	$25,791,522.60

2/1/29-1/31/30	295,030	$90.04 annually	$2,213,708.43	$26,564,501.20
2/1/30-1/31/31	295,030	$92.74 annually	$2,280,090.18	$27,361,082.20
2/1/31-1/31/32	295,030	$95.52 annually	$2,348,438.80	$28,181,265.60
2/1/32-1/31/33	295,030	$98.39 annually	$2,419,000.14	$29,028,001.70
2/1/33-1/31/34	295,030	$101.34 annually	$2,491,528.35	$29,898,340.20

*	The February 1, 2019 Rent Commencement Date may be extended hereunder as provided in Section 4.1, in which event, each rent adjustment date set forth in the table in this Section 2.3 shall be extended by the same number of days.

2.4. Estimated Term Commencement Date: May 1, 2018

2.5. Term Commencement Date: the Estimated Term Commencement Date, as adjusted pursuant to Section 4.1

2.6. Estimated Term Expiration Date: January 31, 2034

2.7. Security Deposit: $14,825,257.47, subject to decrease as provided in Section 11.8.

2.8. Permitted Use: Office and laboratory use in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below) having jurisdiction over the Premises, the Building, the Property or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”)

2.9. Notices.

Address for Rent Payment:

BMR-675 WEST KENDALL STREET LLC

Attention Entity 774

P.O. Box 511415

Los Angeles, California 90051-7970

Address for Notices to Landlord:

BMR-675 WEST KENDALL STREET LLC

17190 Bernardo Center Drive

San Diego, California 92128

Attn: Vice President, Real Estate Legal

Address for Notices to Tenant:

Alnylam Pharmaceuticals, Inc.

300 Third Street

Cambridge, Massachusetts 02142

Attn: Chief Operating Officer

Address for Invoices to Tenant:

Alnylam Pharmaceuticals, Inc.

300 Third Street

Cambridge, Massachusetts 02142

Attn: Controller

2.10. Exhibits. The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Land
Exhibit B	Premises
Exhibit C	Acknowledgement of Term Commencement Date and Term Expiration Date
Exhibit D	Work Letter
Exhibit D-1	Base Building Improvements
Exhibit D-2	Tenant Work Insurance Schedule
Exhibit E	Landlord’s Decommissioning Documentation Requirements
Exhibit F	Definition of Obsolete Equipment
Exhibit G	Exclusions to Operating Expenses
Exhibit H	Form of Letter of Credit
Exhibit I	Rules and Regulations
Exhibit J	Tenant Manual
Exhibit K	Development Approvals
Exhibit L	Kendall Square Area Plan
Exhibit M	Parking and Transportation Demand Management Plan
Exhibit N	Tenant’s Personal Property
Exhibit O	Managed Service Matrix
Exhibit P	Form of Estoppel Certificate
Exhibit Q	Excluded Rooftop Area

3. Term. The actual term of this Lease (as the same may be extended pursuant to Article 41 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the Term Commencement Date and end on the date (the “Term Expiration Date”) that is one hundred eighty (180) months after the Rent Commencement Date, subject to extension or earlier termination of this Lease as provided herein.

4. Possession and Commencement Date.

4.1. Landlord shall use commercially reasonable efforts to deliver possession of the Premises to Tenant in the condition described in Section 5 (the “Delivery Condition”) on the Term Commencement Date. If, despite such commercially reasonable efforts, Landlord is unable to deliver possession of the Premises to Tenant in the Delivery Condition on the Estimated Term Commencement Date for any reason, the Term Commencement Date shall be extended until such date that Landlord delivers possession of the Premises to Tenant in the Delivery Condition, and any such extension of the Term Commencement Date shall result in a corresponding day-for-day extension of the Rent Commencement Date specified herein. If the Term Commencement Date is so extended for more than thirty (30) days (the “Initial Term Commencement Extension Period”), the Term Commencement Date and Rent Commencement Date shall continue to be extended as provided above, provided, however, that (a) the Rent Commencement Date shall be extended by one and one-half (1.5) days for each additional day that the Term Commencement Date is extended beyond the Initial Term Commencement Extension Period and (b) notwithstanding anything set forth in Section 3 to the contrary, the Term Expiration Date shall not be extended in conjunction with extensions of the Rent Commencement Date beyond an initial period of up to thirty (30) days that corresponds to the Initial Term Commencement Extension Period. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Term Commencement Date and the Term Expiration Date within ten (10) days after Tenant takes occupancy of the Premises, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder.

4.2. Tenant shall cause the work that Tenant elects to perform to the interior of the Premises (excluding any Base Building Improvements (as defined below), (the “Premises Improvements”) pursuant to the agreement attached hereto as Exhibit D (the “Work Letter”) to be constructed at a cost to Landlord not to exceed Forty-One Million Three Hundred Four Thousand Two Hundred and 00/100 Dollars ($41,304,200.00) (based upon One Hundred Forty and 00/100 Dollars ($140.00) per square foot of Rentable Area (as defined below)) (the “Premises Allowance”), and Tenant shall cause the base building improvements that Tenant elects to complete with respect to the building systems and the atrium pursuant to the Work Letter (the “Base Building Improvements”) to be constructed at a cost to Landlord not to exceed Fourteen Million Seven Hundred Fifty One Thousand Five Hundred and 00/100 Dollars ($14,751,500.00) (based upon Fifty and 00/100 Dollars ($50.00) per square foot of Rentable Area (as defined below)) (the “Base Building Allowance”) (the Base Building Improvements and the Premises Improvements are referred to collectively herein as the “Tenant Improvements,” and the Premises Allowance together with the Base Building Allowance shall be referred to herein as the “TI Allowance”). The TI Allowance may be applied to the costs of (k) Tenant’s space planning, architectural, engineering, and project management fees by third parties unaffiliated with Tenant, (l) construction, (m) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements, and (n) costs and expenses for labor, material, building equipment and building fixtures. In no event shall the TI Allowance be used for (v) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). Notwithstanding the foregoing to the contrary, Tenant may apply up to ten percent (10%) of the Premises Allowance (but not the Base Building Allowance) toward the costs of Tenant’s relocation expenses, data/telecom cabling, and the costs of Tenant’s furniture, fixtures and equipment installation related to the Premises Improvements (but not the Base Building Improvements). In addition to the TI Allowance, Landlord shall provide Tenant with a “test fit” allowance of up to ten cents ($0.10) per square foot of Rentable Area of the Premises (i.e., a maximum of $29,503.00), which test fit allowance shall be used solely to reimburse Tenant for any expenses incurred in connection with the preparation of “test fit” plans and drawings in connection with the preparation of the Approved Plans.

4.3. Tenant shall have until the date that is nine (9) months after the Term Commencement Date (the “TI Deadline”) to expend the unused portion of the TI Allowance, after which date Landlord’s obligation to fund such costs shall expire.

4.4. Any unused portion of the Premises Allowance may be applied to the cost of Base Building Improvements prior to the TI Deadline; provided, however, that in no event shall any unused Base Building Allowance be applied to the cost of the Premises Improvements, nor shall any unused portion of the TI Allowance entitle Tenant to a credit against Rent payable under this Lease.

4.5. Prior to entering upon the Premises, Tenant shall furnish to Landlord evidence reasonably satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease.

4.6. Tenant shall be entitled to select the architects, consultants, contractors, subcontractors or material suppliers for the Premises Improvements and Base Building Improvements; provided, however, that Landlord must approve any architect, engineer, general contractor or major subcontractor, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord may refuse to approve any parties that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in tenant-occupied lab areas.

5. Condition of Premises. Prior to the Term Commencement Date, Landlord shall cause the following conditions (the “Term Commencement Date Conditions”) to be fulfilled: (i) the base building HVAC system shall have been commissioned and Landlord shall have made available to Tenant evidence of decommissioning by the previous tenant that is consistent with Landlord’s decommissioning documentation requirements set forth on Exhibit E, and Landlord shall also provide a sign-off on the decommissioning by a qualified industrial hygienist who is selected by

Landlord and reasonably satisfactory to Tenant (collectively, the “Decommissioning Documentation”); (ii) the Premises shall be vacant and (iii) the Premises shall be free of trash, debris, and personal property, including trade fixtures. Tenant acknowledges that, except as otherwise expressly provided in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Property or with respect to the suitability of the Premises, the Building or the Property for the conduct of Tenant’s business. Tenant acknowledges that (a) Tenant is fully familiar with the condition of the Premises and, subject to delivery of the Premises to Tenant in the Delivery Condition and except as expressly provided otherwise in this Section 5, Tenant agrees to take the same in its condition “as is” as of the Term Commencement Date, (b) except as expressly provided in this Section 5, Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy and (c) except as otherwise provided in this Section 5, Landlord shall have no obligation to pay for or construct any improvements to the Premises, except with respect to the TI Allowance. Tenant’s taking possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Premises, the Building and the Property were at such time in good, sanitary and satisfactory condition and repair and in the delivery condition described in this Section 5.

6. Rentable Area.

6.1. The term “Rentable Area” shall reflect such areas as reasonably calculated by Landlord’s architect in accordance with Building Owners and Managers Association International Standards. Prior to the execution hereof, Landlord has provided to Tenant and Tenant has acknowledged and accepted such calculations for the Premises.

6.2. The Rentable Area of the Building is generally determined by making separate calculations of Rentable Area applicable to each floor within the Building and totaling the Rentable Area of all floors within the Building. The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer Building walls. The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.

6.3. The term “Rentable Area,” when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within the Building that is not then utilized or expected to be utilized as usable area, including that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom.

7. Rent.

7.1. Tenant shall pay to Landlord as Base Rent for the Premises, commencing on February 1, 2019 (as the same may be extended as provided in Section 4.1, the “Rent Commencement Date”), the sums set forth in Section 2.3. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, each in advance on the first day of each and every calendar month during the Term.

7.2. In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s Adjusted Share of Building of Operating Expenses (as defined below), (b) Tenant’s Pro Rata Share of Lab Building of Operating Expenses, (c) the Property Management Fee (as defined below), (d) sums due for consulting services provided to Tenant by Landlord at Tenant’s request if those services exceed the customary tenant-servicing efforts of Landlord in Landlord’s reasonable discretion (Landlord shall have sole discretion with respect to the provision of such services, if any, and how those services will be billed to Tenant, including the use of a taxable subsidiary to provide such services and bill for the same); and (e) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods. Tenant shall pay Additional Rent with respect to the entire Term after the Rent Commencement Date, including any extensions thereof or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent with respect to any such period or portion thereof; provided, however, that notwithstanding anything set forth herein to the contrary, Tenant shall pay any utility charges for the Premises that may be included in Additional Rent for the entire Term (any utilities paid directly by Tenant, including without limitation as described in Section 16.2 hereof, may not be included as Additional Rent).

7.3. Base Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, except as otherwise expressly set forth in this Lease, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.9 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of the number of days in the month and shall be paid at the then-current rate for such fractional month.

7.4. Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by (a) any Applicable Laws now or hereafter applicable to the Premises, (b) any other restriction on Tenant’s use, (c) except as expressly provided herein, any casualty or taking or (d) any other occurrence; and Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover Rent. Tenant’s obligation to pay Rent with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term or this Lease shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect Tenant’s obligations with respect to any other period.

8. Intentionally Omitted.

9. Operating Expenses.

9.1. As used herein, the term “Operating Expenses” shall include:

(a) Government impositions including property tax costs consisting of real and personal property taxes and assessments imposed upon the Building or the Property, including the parcel or parcels of real property upon which the Building is located or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”); taxes on or measured by gross rentals received from the rental of space in the Property; taxes based on the square footage of the Premises, the Building or the Property, as well as any utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Property; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof. Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Property, or penalties and interest incurred by reason of Landlord’s failure to timely pay any taxes or other impositions of a Governmental Authority provided such failure did not arise solely out of Tenant’s failure to timely pay Rent hereunder; and

(b) All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building or the Property, which shall include costs of repairs and replacements to improvements within the Property as appropriate to maintain the Property as required hereunder; sewer fees; trash collection; cleaning, including windows; heating (other than for the Premises); ventilation (other than for the Premises); air-conditioning (other than for the Premises); maintenance of landscaping and grounds; snow removal; maintenance of drives; maintenance of the roof including replacement thereof (which replacement shall be treated as a Permitted Capital Item and subject to amortization as provided below except that the maximum amortization period shall be fifteen (15) years and not ten (10) years); security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Property (provided, however, capital expenditures shall be included to the extent they are Permitted Capital Items); license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Property systems and equipment; to the extent that the same are not included in the Property Management Fee, telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Property, accounting, legal and other professional fees and expenses incurred in connection with the Property and costs of furniture, draperies and carpeting; costs of landscaping supplies, snow removal and other customary and ordinary items of personal property provided by Landlord for use in the Property office; capital expenditures incurred (i) in replacing obsolete equipment, as defined in Exhibit F hereto, (ii) for the primary purpose of reducing Operating Expenses (but only if the same is reasonably intended and expected to reduce Operating Expenses and provided, with respect to capital expenditures that are expected to cost more than One Hundred Fifty Thousand Dollars ($150,000), Landlord first informs Tenant prior to making any such expenditure (for the avoidance of doubt, Landlord’s obligation to inform Tenant shall not include any related Tenant approval right)), or (iii) required by any

Governmental Authority to comply with changes in Applicable Laws that take effect after the Execution Date or to ensure continued compliance with Applicable Laws in effect as of the Execution Date, in each case amortized over the useful life thereof, as reasonably determined by Landlord, in accordance with generally accepted accounting principles, but in no event longer than ten (10) years (collectively, “Permitted Capital Items”); costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Execution Date with Applicable Laws); costs to keep the Property in compliance with, or fees otherwise required under, any Property Operations Agreements (as defined below); insurance premiums, including premiums for commercial general liability, property casualty, earthquake, terrorism, environmental, and such other types of insurance customarily carried by institutional landlords who own similar properties in the East Cambridge, Massachusetts submarket; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies, provided that the deductibles for such policies are commercially reasonable; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons to the extent such persons perform regular and recurring duties connected with the day-to-day operation and maintenance of the Property, its equipment, the adjacent walks, landscaped areas, and drives, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers, plow trucks and handymen (subject to proration for persons responsible for multiple properties).

9.2. Exclusions from Operating Expenses.

(a) Notwithstanding the foregoing, in no event shall Operating Expenses include any of the costs or expenses set forth on Exhibit G attached hereto and expressly made a part hereof by reference.

(b) Notwithstanding anything set forth herein to the contrary, the only Operating Expenses for which Tenant shall pay Tenant’s Pro Rata Share of Building of Operating Expenses rather than Tenant’s Pro Rata Share of Lab Building of Operating Expenses are the expenses related to the Building under the Property Operations Agreements.

9.3. To the extent that Tenant uses more than Tenant’s Pro Rata Share of Building of any item of Operating Expenses allocable to the entire Building as reasonably evidenced to Tenant by Landlord, Tenant shall pay Landlord for such excess (such excess, together with Tenant’s Pro Rata Share of Building of Operating Expenses, is collectively referred to herein as “Tenant’s Adjusted Share of Building”). Nothing in this Article 9 shall be deemed to limit the extent to which charges under Property Operations Agreements are included in Operating Expenses.

9.4. Tenant shall pay to Landlord on the first day of each calendar month of the Term, commencing on the Rent Commencement Date, as Additional Rent, (a) the Property Management Fee (as defined below), (b) Landlord’s estimate of Tenant’s Adjusted Share of Building of Operating Expenses for such month and (c) Landlord’s estimate of Tenant’s Pro Rata Share of Lab Building of Operating Expenses for such month.

(x) The “Property Management Fee” shall equal two percent (2%) of Base Rent due from Tenant. Tenant shall pay the Property Management Fee in accordance with Section 9.2 from and after the Rent Commencement Date and through the remainder of the Term, including any extensions thereof or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent, Operating Expenses or any other Rent with respect to any such period or portion thereof.

(y) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses, Tenant’s Adjusted Share of Building of Operating Expenses for the previous calendar year and Tenant’s Pro Rata Share of Lab Building of Operating Expenses for the previous calendar year (“Landlord’s Statement”). Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days after Tenant’s receipt of such statement. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Adjusted Share of Building of Operating Expenses for the previous calendar year and Tenant’s Pro Rata Share of Lab Building of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany Landlord’s Statement with payment for the amount of such difference.

(z) Any amount due under this Section for any period that is less than a full month shall be prorated (based on a thirty (30)-day month) for such fractional month.

9.5. Landlord may, from time to time, modify Landlord’s calculation and allocation procedures for Operating Expenses, so long as such modifications produce Dollar results substantially consistent with Landlord’s then-current practice at the Property. Landlord or an affiliate(s) of Landlord currently own other property(ies) adjacent to the Property or its neighboring properties (collectively, “Neighboring Properties”). In connection with Landlord performing services for the Property pursuant to this Lease, similar services may be performed by the same vendor(s) for Neighboring Properties. In such a case, Landlord shall reasonably allocate to each Building and the Property the costs for such services based upon the ratio that the square footage of the Building or the Property (as applicable) being furnished the applicable service bears to the total square footage being furnished the applicable service of all of the Neighboring Properties or buildings within the Neighboring Properties for which the services are performed, unless the scope of the services performed for any building or property (including the Building and the Property) is disproportionately more or less than for others, in which case Landlord shall equitably allocate the costs based on the scope of the services being performed for each building or property (including the Building and the Property).

9.6. Landlord’s annual statement shall be final and binding upon Tenant unless Tenant, within one hundred twenty (120) days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefor; provided that Tenant shall in all events pay the amount specified in Landlord’s annual statement, pending the results of the Independent Review and determination of the Accountant(s), as applicable and as each such term is defined below. If, during such one hundred twenty (120) day period, Tenant reasonably and in good faith questions or contests the correctness of Landlord’s statement of Tenant’s Adjusted Share of Building of Operating Expenses or Tenant’s Pro Rata Share of Lab Building of Operating Expenses, Landlord shall provide Tenant with reasonable access to Landlord’s books and records to the extent relevant to determination of Operating Expenses, and such information as Landlord reasonably determines to be responsive to Tenant’s written inquiries. In the event that, after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Adjusted Share of Building of Operating Expenses and Tenant’s Pro Rata Share of Lab Building of Operating Expenses, then Tenant shall have the right to have (a) an independent public accounting firm reasonably approved by Landlord, or (b) a certified real estate professional employed by DTZ, CyberLease, LLC, or another firm (which other firm shall be approved by Landlord in Landlord’s sole discretion), each of which shall be hired by Tenant, audit and review such of Landlord’s books and records for the year in question as directly relate to the determination of Operating Expenses for such year (the “Independent Review”), but not books and records of entities other than Landlord except as respects any Neighboring Properties, as to which Landlord shall enable Tenant to audit and review only such charges that contribute to the amount in dispute. Landlord shall make such books and records available at the location in the metropolitan Boston area where Landlord maintains them in the ordinary course of its business or via an e-room to which Tenant and the aforementioned accounting firm or real estate professionals (“Tenant’s Auditor”) will be granted access. Landlord need not provide copies of any books or records. Tenant shall commence the Independent Review within thirty (30) days after the date Landlord has given Tenant and Tenant’s Auditor access to the aforesaid books and records for the Independent Review following Tenant’s request therefor. Tenant shall complete the Independent Review and notify Landlord in writing, reasonably promptly following its commencement, of Tenant’s specific objections to Landlord’s calculation of Operating Expenses (including Tenant’s Auditor’s written statement of the basis, nature and amount of each proposed adjustment) no later than sixty (60) days after Landlord has first given Tenant access to the relevant books and records for the Independent Review. Landlord shall review the results of any such Independent Review. The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of such Independent Review. If, as of the date that is sixty (60) days after Tenant has submitted the Independent Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the Cambridge, Massachusetts area (the “Accountant”). If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the accountant and accounting firm that conducted the Independent Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review). If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant. Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses. The Accountants may not select or designate any other determination of Operating Expenses. The determination of the Accountant(s) shall bind the parties. If the Independent Review determines that the Operating Expenses actually paid by Tenant for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the parties agree or the Accountant(s) determine that the Operating Expenses actually paid by Tenant for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the parties agree or the Accountant(s) determine that Tenant’s payments of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such results. In all cases, Tenant shall pay the cost of the Independent Review, unless the determination of Operating Expenses selected by the Accountants is in excess of three percent (3%) less than the amount specified in Landlord’s annual statement (in which case Landlord shall pay the reasonable costs of the Independent Review). In all instances, Landlord and Tenant shall share equally the cost of the Accountant(s).

9.7. Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Rent Commencement Date. Tenant’s responsibility for Tenant’s Adjusted Share of Building of Operating Expenses and Tenant’s Pro Rata Share of Lab Building of Operating Expenses shall continue to the later of (a) the date of termination of the Lease, or (b) the date Tenant has vacated the Premises.

9.8. Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

9.9. Within thirty (30) days after the end of each calendar month, Tenant shall submit to Landlord an invoice, or, in the event an invoice is not available, an itemized list, of all costs and expenses that (a) Tenant has incurred (either internally or by employing third parties) during the prior month and (b) for which Tenant reasonably believes it is entitled to reimbursements from Landlord pursuant to the terms of this Lease or that Tenant reasonably believes is the responsibility of Landlord pursuant to this Lease or the Work Letter.

10. Taxes on Tenant’s Property.

10.1. Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.

10.2. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building or the Property is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Building or the Property, then Tenant shall, upon ten (10) days’ prior written demand, repay to Landlord the taxes so paid by Landlord.

11. Security Deposit.

11.1. Tenant shall deposit with Landlord on or before the Term Commencement Date the sum set forth in Section 2.7 (the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term. If Tenant Defaults (as defined below) with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

11.2. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

11.3. Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.

11.4. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

11.5. [Intentionally left blank].

11.6. If the Security Deposit shall be in cash, Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.

11.7. The Security Deposit may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion. Tenant may at any time, except when Tenant is in Default (as defined below), deliver a letter of credit (the “L/C Security”) as the entire Security Deposit, as follows:

(a) If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is ninety (90) days after the then-current Term Expiration Date, a letter of credit in the form of Exhibit H issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year. Landlord may require the L/C Security to be re-issued by a different issuer at any time during the Term if Landlord reasonably believes that the issuing bank of the L/C Security is or may soon become insolvent; provided, however, Landlord shall return the existing L/C Security to the existing issuer immediately upon receipt of the substitute L/C Security. If any issuer of the L/C Security shall become insolvent or placed into FDIC receivership, then Tenant shall immediately deliver to Landlord (without the requirement of notice from Landlord) substitute L/C Security issued by an issuer reasonably satisfactory to Landlord, and otherwise conforming to the requirements set forth in this Article. As used herein with respect to the issuer of the L/C Security, “insolvent” shall mean the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks). If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then: (i) Landlord shall with reasonable diligence complete any necessary calculations; (ii) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires; and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security. Tenant shall reimburse Landlord’s legal costs (as estimated by Landlord’s counsel) in handling Landlord’s acceptance of L/C Security or its replacement or extension.

(b) If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall remit to Tenant any cash Security Deposit Landlord previously held.

(c) Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if: (i) an uncured Default (as defined below) exists; (ii) as of the date thirty (30) days before any L/C Security expires (even if such scheduled expiry date is after the Term Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (1) sixty (60) days after the then-current Term Expiration Date or (2) the date one year after the then-current expiry date of the L/C Security; or (iii) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C Security by overnight courier or facsimile). This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.

(d) Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security, even if it violates this Lease. Tenant acknowledges that the only effect of a wrongful draw would be to substitute a cash Security Deposit for L/C Security, causing Tenant no legally recognizable damage. Landlord shall hold the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit. In the event of a wrongful draw, the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous.

(e) If Landlord transfers its interest in the Premises, then Tenant shall at Landlord’s expense, within ten (10) business days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary. If the required Security Deposit changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

11.8. If Tenant receives an “Investment Grade” credit rating of BBB- or better from Standard and Poor’s or Baa3 or better from Moody’s Investors Service and maintains such a rating for at least twelve (12) consecutive calendar quarters, Tenant shall be entitled to deliver written notice of the same (with evidence of the maintenance of said rating) (the “Reduction Notice”) to Landlord. If Landlord receives such a Reduction Notice with satisfactory evidence of the maintenance of the required rating, Landlord shall approve a reduction in the Security Deposit to two (2) times Tenant’s average monthly Base Rent over the initial Term. Notwithstanding anything contained in this Section 11.8 to the contrary, Tenant shall not have the right to a decrease in its Security Deposit as provided above if:

(a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after a second written notice from Landlord to Tenant; or

(b) A Default has occurred as described in Article 31 of the Lease and Tenant has not cured the same, if such Default is susceptible to being cured; or

(c) Tenant has defaulted in the performance of any monetary obligations under this Lease beyond any applicable notice and cure periods two (2) or more times during the twelve (12)-month period immediately prior to the Reduction Notice, a service or late charge has become payable for both such defaults and Tenant has not cured such defaults.

12. Use.

12.1. Tenant shall use the Premises for the Permitted Use, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

12.2. Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Building or the Property, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in the reasonable written opinion of Landlord’s legal counsel violates any of the above. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.

12.3. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building or the Property, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building or the Property disclosed in writing to Tenant, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article.

12.4. Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

12.5. Tenant may install additional locks, bolts or security measures reasonably necessary to properly conduct its business and operations in the Premises, including securing the interior and exterior doors and windows of the Premises; provided, however, that any such locks, bolts or security measures shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Tenant shall provide Landlord with all keys, key cards and access codes necessary to access all portions of the Premises. Tenant shall, upon termination of this Lease, return to Landlord all keys and key cards to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key or key card so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key or key card if Landlord shall deem it necessary to make such change.

12.6. No awnings or other projections shall be attached to any outside wall of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent, nor shall any bottles, parcels or other articles be placed on the windowsills or items attached to windows that are visible from outside the Premises. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent.

12.7. No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion, except as expressly set forth in this Section. Landlord shall, pursuant to a request from Tenant and at Landlord’s expense, install a Building standard sign identifying Tenant on the entrance doors to the Building. Tenant shall be entitled to install and maintain, at its sole cost and expense, on or after the Term Commencement Date, two (2) exterior signs identifying Tenant on the facade of the Building, subject in each case to all Applicable Laws and Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) with regards to installation, size, design, location, quality, color and style and other reasonable criteria. For any signage described in the immediately preceding sentence (the “Tenant Exterior Signage”), Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits for such Tenant Exterior Signage in compliance with Applicable Laws and (b) design, fabricate, install and maintain such Tenant Exterior Signage in a first-class condition. Tenant shall be responsible for removing the Tenant Exterior Signage upon the expiration or earlier termination of this Lease. Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering. At Landlord’s option, Landlord may install any Tenant Exterior Signage, and Tenant shall pay all costs associated with such installation within thirty (30) days after demand therefor. Landlord shall use reasonable efforts to assist Tenant in obtaining any applicable governmental or other third party approvals, as applicable, for the Tenant Exterior Signage, at Tenant’s sole cost and expense.

12.8. Tenant shall only place equipment within the Premises with floor loading consistent with the Building’s structural design without Landlord’s prior written approval, and such equipment shall be placed in a location designed to carry the weight of such equipment.

12.9. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the other tenant spaces in the Property.

12.10. Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Property, or injure or annoy them, (b) use or allow the Premises to be used for immoral, unlawful or objectionable purposes, (c) cause, maintain or permit any nuisance or waste in, on or about the Property or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment. Notwithstanding anything in this Lease to the contrary, Tenant may not install any security systems (including cameras) outside the Premises or that record sounds or images outside the Premises without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion.

12.11. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee, ground lessor or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) harmless from and against any demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting the same (collectively, “Claims”) arising out of any such failure of the Premises to comply with the ADA. This Section (as well as any other provisions of this Lease dealing with indemnification of the Landlord Indemnitees by Tenant shall be deemed to be modified in each case by the insertion in the appropriate place of the following: “except as otherwise provided in Mass. G.L. Ter. Ed., C. 186, Section 15.” For the avoidance of doubt, “Lenders” shall also include historic tax credit investors and new market tax credit investors. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

12.12. Subject to the availability and proper functioning of the base building HVAC systems, Tenant shall maintain temperature and humidity in the Premises in accordance with ASHRAE standards at all times.

12.13. To the extent Tenant engages in wet laboratory use or other laboratory use that uses Hazardous Materials at the Premises or is otherwise required by Applicable Law in connection with Tenant’s use of the Premises, Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable Governmental Authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable Governmental Authority with respect to such chemical safety program and (b) this Section. Tenant shall obtain and maintain during the Term (m) any permit required by the MWRA (“MWRA Permit”) and (n) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of the Acid Neutralization Tank (as defined in Section 16.11) in the Building. Tenant shall not introduce anything into the Acid Neutralization Tank (x) in violation of the terms of the MWRA Permit, (y) in violation of Applicable Laws or (z) that would interfere with the proper functioning of the Acid Neutralization Tank. Landlord, at Tenant’s sole cost and expense, agrees to reasonably cooperate with Tenant in order to obtain the MWRA Permit and the wastewater treatment operator license. Tenant shall be solely responsible for any costs incurred pursuant to this Section.

13. Rules and Regulations, Property Operations Agreements, and Parking Facilities.

13.1. Tenant shall and shall ensure that its contractors, subcontractors, employees, subtenants and invitees faithfully observe and comply with the rules and regulations adopted by Landlord and attached hereto as Exhibit I, together with such other reasonable and nondiscriminatory rules and regulations of general applicability as are hereafter promulgated by Landlord in its sole and absolute discretion, including any such reasonable changes to the rules and regulations that are promulgated by Landlord after the completion of the Base Building Improvements (as amended as provided herein, the “Rules and Regulations”), and the tenant manual adopted by Landlord and attached hereto as Exhibit J (as such tenant manual may be modified from time to time by Landlord in its sole discretion, including modifications that are adopted after the completion of the Base Building Improvements, the “Tenant Manual”). Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations or the Tenant Manual. In the event of a conflict between the Rules and Regulations, the Tenant Manual and this Lease, the terms of this Lease shall control, otherwise the most stringent provision shall control.

13.2. This Lease is subject to any recorded covenants, conditions or restrictions on the Property, to those agreements listed on Exhibit K, and to any other matters of record, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Property Operations Agreements”). Each of Landlord and Tenant,

in the exercise of their respective rights and the performance of their respective obligations pursuant to this Lease, shall observe and comply with all requirements of the Property Operation Agreements. The Property Operations Agreements cover certain areas shown on the site plan attached as Exhibit L, including landscaping, private drives, streets, parks, open space, walkways, sidewalks, the ice skating rink, the water fountain, the sky bowl and other improvements and appurtenances located thereon and related thereto, including the Building and other buildings located on the Property thereon, all commonly referred to as “Kendall Square”, and expenses, including without limitation capital expenses, payable by the Building under the Property Operations Agreements (which are based on the Property lot’s proportionate share of Kendall Square) are included in Operating Expenses.

13.3. Tenant shall be permitted access to the Building and Premises on a 24 hour per day, 7 day per week basis, subject to Force Majeure (as hereinafter defined) and Landlord’s reasonable security measures, and subject to Landlord’s rights pursuant to this Lease to prohibit, restrict or limit access to the Building or the Premises in emergency situations if Landlord determines, in its reasonable discretion, that it is necessary or advisable to do so in order to prevent or protect against death or injury to persons or damage to property.

13.4. [Intentionally left blank]

13.5. From and after the Term Commencement Date, Tenant shall have a non-exclusive, irrevocable license to use up to 295 unreserved parking spaces (“Tenant’s Parking Spaces”) in the underground parking garage located at 350 Kendall Street in common with other tenants of the Property and other third parties at the market rate for such spaces as determined by Landlord from time to time (as of the date hereof such rate being Two Hundred Eighty and 00/100 Dollars ($280.00) per parking space per month, which rate shall be subject to periodic market adjustments not more frequently than once during any period of twelve (12) consecutive months). For the period between the Term Commencement Date and the Rent Commencement Date, Tenant shall be entitled to designate, through written notice delivered to Landlord at least thirty (30) days prior to the Term Commencement Date, the number of parking spaces that it wishes to utilize. Upon the Rent Commencement Date, Tenant’s license shall automatically increase, if necessary, to include all 295 of Tenant’s Parking Spaces. Tenant shall pay for Tenant’s Parking Spaces in advance on the first day of each and every calendar month prior to the Rent Commencement Date, and said payments shall be delivered to Landlord or a Garage Operator (as defined below) as directed by Landlord. Beginning on the Rent Commencement Date, Tenant shall pay for Tenant’s Parking Spaces simultaneously with payments of Base Rent as Additional Rent unless and except to the extent that Landlord directs Tenant to pay the same to a Garage Operator. Tenant shall pay for the license to use Tenant’s Parking Spaces regardless of whether such spaces are in fact used by Tenant; provided, however, that Tenant shall from time to time after the Rent Commencement Date have the right to terminate its license with respect to any such spaces on thirty (30) days’ prior written notice to Landlord. Any such termination of Tenant’s license hereunder in whole or in part shall be irrevocable and Landlord shall have no further obligation to provide Tenant with spaces for which such rights have terminated. Notwithstanding the foregoing, (a) if, following the termination by Tenant of any license for spaces in accordance with the immediately preceding sentence, Tenant reasonably requests, upon at least thirty (30) days’ prior written notice to Landlord, additional spaces up to the number that would cause Tenant’s Parking Spaces to total 295 or fewer in the aggregate, Landlord shall use reasonable efforts to make additional spaces available to Tenant, subject to availability, on the terms and conditions contained in this Section 13.5 (Tenant acknowledging that it has no priority or guaranty of availability with respect to such additional spaces); and (b) if Tenant reasonably requests, upon at least thirty (30) days’ prior written notice to Landlord, additional spaces in excess of Tenant’s initial allocation, Landlord shall use reasonable efforts to make additional spaces available to Tenant, subject to availability, on a revocable, month-to-month basis (and otherwise on the terms and conditions contained in this Section 13.5) (Tenant acknowledging that it has no priority or guaranty of availability with respect to such additional spaces). All of Tenant’s Parking Spaces shall be located in the underground parking structure at 350 Kendall Street (the “Garage”), which Garage may be owned or leased by or to a third-party Garage operator from time to time. The owner or operator of the Garage from time to time is herein referred to as the “Garage Operator,” and the Tenant’s Parking Spaces are sometimes herein referred to as the “Garage Parking Spaces.”

Landlord or the Garage Operator, as applicable, shall have the right, from time to time but not more often than every two (2) years, to relocate, on a temporary basis (not to exceed thirty (30) days) as may be necessary to effect repairs and improvements to the Garage or for other business reasons, parking spaces located in the Garage to a garage located on a Neighboring Property owned by an affiliate of Landlord in a non-discriminatory manner (any such relocated spaces shall be subject to a 50% discount on parking charges during any period that they are relocated off site). Neither Landlord nor the Garage Operator shall be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Garage, regardless of whether such loss or theft occurs when the Garage or other areas therein are locked or otherwise secured against entry, or liable for any loss, injury or damage to persons using the Garage or automobiles or other property therein, it being agreed that the use of the Garage and the Tenant’s Parking Spaces shall be at the sole risk of Tenant and its employees, visitors and guests. Landlord and the Garage Operator shall have the right from time to time to promulgate reasonable Rules and Regulations regarding the Garage, the Tenant’s Parking Spaces and the use thereof, including, but not limited to, Rules and Regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like, and to implement valet parking. Tenant shall comply with and cause its employees, visitors and guests to comply with all such Rules and Regulations as well as reasonable additions and amendments thereto.

Landlord or the Garage Operator, as applicable, may elect to provide parking cards or keys to control access to the Garage. In such event, Landlord or the Garage Operator shall provide Tenant with one initial card or key for each Tenant’s Parking Space that Tenant is leasing hereunder, at Landlord’s cost. Tenant, at its sole cost and expense, may obtain extra cards and keys from Landlord or the Garage Operator, as applicable, if any cards are lost, stolen or destroyed at a cost of Twenty Five Dollars ($25.00) per card. Tenant agrees to cooperate with Landlord or Garage Operator, as applicable, and other persons in the use of the parking facilities.

13.6. This Lease is subject to the Parking and Transportation Demand Management Plan for the Property that was approved on April 20, 1999, as amended by that certain Amendment approved on September 24, 2002, and transferred on May 1, 2007 (collectively, the “PTDM”), a copy of which is attached hereto as Exhibit M. Tenant acknowledges that Tenant, at its sole cost and expense, shall comply with the tenant requirements in the PTDM, including the requirements set forth in the “Alternative Mode Promotions and Incentives;” “Parking Management and SOV Disincentives;” “Alternative Work Programs;” and “Marketing Programs” sections thereof. Tenant, at its sole cost and expense, shall also comply with the reporting requirements set forth in the PTDM at Landlord’s request, and any costs incurred by Landlord in connection with the PTDM shall constitute an Operating Expense. The Charles River Transportation Management Association (of which Landlord or an affiliate of Landlord is currently a member) provides certain programs to help improve transportation in the Cambridge area. Their website is www.charlesrivertma.org.

13.7. Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant’s use thereof. Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Building or the Property. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

13.8. Subject to the terms of this Lease including the Rules and Regulations, Tenant shall have the exclusive right to access the freight elevator and loading dock, at no additional cost.

13.9. This Lease is subject to that certain Notice of Activity and Use Limitation by Kendall Square, LLC dated as of April 15, 2002 and recorded with the Middlesex S.D. Registry of Deeds on April 18, 2002 as Instrument No. 720.

14. Property Control by Landlord.

14.1. Landlord reserves full control over the Building and the Property to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes Landlord’s right to subdivide the Property; convert the Building and other buildings within the Property to condominium units; change the size of the Property by selling all or a portion of the Property or adding real property and any improvements thereon to the Property; grant easements and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Property; make additions to or reconstruct portions of the Building and the Property; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Property pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building or elsewhere at the Property; alter or relocate any other facilities, including private drives, lobbies, entrances and landscaping, or establish any common areas; provided, however, that Landlord’s exercise of its rights under this Section shall not materially adversely affect the Permitted Use of the Premises.

14.2. Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord; provided, however, that Landlord’s exercise of its rights under this Section shall not materially adversely affect the Permitted Use of the Premises.

14.3. Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease.

14.4. Landlord and Landlord’s contractors may, (a) at any and all reasonable times during non-business hours (or during business hours, if (i) with respect to Subsections 14.4(a)(u) through 14.4(a)(y), Tenant so requests, and (ii) with respect to Subsection 14.4(a)(z), if Landlord so requests), and upon twenty-four (24) hours’ prior notice (which may be by oral or by email to the office manager or other Tenant designated individual at the Premises; but provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry and any oral notice will be followed by email notice as provided above prior to entry), enter the Premises to (u) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (v) supply any service Landlord is required to provide hereunder, (w) alter, improve or repair any portion of the Premises for which access to the Premises is reasonably necessary, (x) post notices of nonresponsibility, (y) access the telephone equipment, electrical substation and fire risers and (z) show the Premises to prospective tenants during the final year of the Term and current and prospective purchasers and lenders at any time and (b) notwithstanding the foregoing, at any and all reasonable times during business and non-business hours enter the Premises for the purposes of performing any repairs or maintenance pursuant to Section 18.1 hereof (provided that no time restrictions shall apply if an emergency necessitates immediate entry); provided, however, that Landlord, with respect to any portions of the Premises that are reasonably designated by Tenant to Landlord as controlled or having restricted access, shall comply with Tenant’s reasonable safety procedures and precautions related to such portions of the Premises including only entering such designated areas when accompanied by a Tenant representative (provided further, that Tenant shall provide a Tenant representative to accompany Landlord upon request from Landlord twenty-four (24) hours’ in advance). Notwithstanding the foregoing, no such access restrictions shall apply in the event of an emergency. In connection with any alteration, improvement or repair as described in Subsections 14.4(a)(w) or 14.4(b), Landlord may erect in the Premises or elsewhere on the Property scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain keys, key cards and access codes with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

15. Quiet Enjoyment. So long as Tenant is not in default under this Lease, Landlord or anyone acting through or under Landlord shall not disturb Tenant’s occupancy of the Premises, except as permitted by this Lease.

16. Utilities and Services.

16.1. Except to the extent that Landlord has assumed responsibility for certain repair and maintenance obligations as set forth in Section 18.1 below, Tenant shall, at Tenant’s sole cost and expense, procure and maintain contracts, with copies furnished promptly to Landlord after execution thereof, in customary form and substance, for and with contractors specializing and experienced in, the maintenance of the following equipment and improvements, if any, if and when installed on the Premises (a) HVAC equipment, (b) boilers and pressure vessels, (c) fire extinguishing systems, including fire alarm and smoke detection devices, (d) roof coverings and drains, (e) clarifiers, (f) basic utility feeds to the perimeter of the Building and (g) any other equipment reasonably required by Landlord. In addition, no later than February 28th of each calendar year during the Term, Tenant, at Tenant’s sole cost and expense, shall furnish such service contracts and the maintenance records for such equipment and improvements for the previous calendar year to Landlord for Landlord’s review. Notwithstanding anything to the contrary in this Section, Landlord reserves the right, if Tenant fails to so furnish the aforesaid information within thirty (30) days of Landlord’s request, upon at least ten (10) days’ prior written notice to Tenant, to procure and maintain any or all of such service contracts, and if Landlord so elects, Tenant shall reimburse Landlord, upon demand, for the costs thereof.

16.2. Unless Landlord has expressly assumed responsibility for a particular utility or service as provided in Section 18.1 below, Tenant shall make all arrangements for and pay for all water, electricity, air, sewer, refuse, gas, heat, light, power (including emergency power), telephone service and any other service or utility at the Premises during the entire Term; provided, however, that if Landlord shall permit and Tenant takes possession of the Premises prior to the Term Commencement Date, Tenant shall be responsible for utilities from such earlier date of possession. Gas and electric shall be separately metered to Tenant. If any such utility is not separately metered to Tenant, Tenant shall pay all charges of such utility. Any costs of purchasing, installing and monitoring any utility metering equipment for the Premises shall be paid by Tenant as Additional Rent. If Tenant does not pay all of its utility bills directly, Landlord may base its bills for utilities that are not directly paid on reasonable estimates; provided that Landlord adjusts such billings promptly thereafter or as part of the next Landlord’s Statement to reflect the actual cost of providing utilities.

16.3. Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accidents; breakage; casualties (to the extent not caused by the party claiming Force Majeure); Severe Weather Conditions (as defined below); physical natural disasters (but excluding weather conditions that are not Severe Weather Conditions); strikes, lockouts or other labor disturbances or labor disputes (other than labor disturbances and labor disputes resulting solely from the acts or omissions of the party claiming Force Majeure); acts of terrorism; riots or civil disturbances; wars or insurrections; shortages of materials (which shortages are not unique to the party claiming Force Majeure); government regulations, moratoria or other governmental actions, inactions or delays; failures by third parties to deliver gas, oil or another suitable fuel supply, or inability of the party claiming Force Majeure, by exercise of reasonable diligence, to obtain gas, oil or another suitable fuel; or other causes beyond the reasonable control of the party claiming that Force Majeure has occurred (collectively, “Force Majeure”); or, to the extent permitted by Applicable Laws, Landlord’s negligence. “Severe Weather Conditions” means weather conditions that are materially worse than those that reasonably would be anticipated for the

Property at the applicable time based on historic meteorological records. In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease. Notwithstanding anything to the contrary in this Lease, if as a direct result of Landlord’s gross negligence or willful misconduct, for more than seven (7) consecutive business days following written notice to Landlord: (a) HVAC or electricity services to all or a material portion of the Premises that Landlord must provide pursuant to this Lease is interrupted or is unable to support Tenant’s normal occupancy requirements for the Permitted Use, or (b) an interruption of other essential utilities and building services that Landlord must provide pursuant to this Lease, such as fire protection or water, prevents the use or occupancy of all or a material portion of the Premises for the Permitted Use, then Tenant’s Base Rent and Operating Expenses (or an equitable portion of such Base Rent and Operating Expenses based on the impact of such interruption on Tenant’s business operations, to the extent that less than all of the Premises are affected) shall thereafter be abated until the Premises are again usable by Tenant for the Permitted Use; provided, however, that if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant’s continued use and occupancy of the Premises for Permitted Use purposes, as for example, bringing in portable air-conditioning equipment or potable water supplies, then there shall not be an abatement of Base Rent. In any such event, regardless of cause, Landlord shall diligently pursue the repair of such utilities and services. The foregoing provisions shall be Tenant’s sole recourse and remedy in the event of an interruption of services to the Premises caused by Landlord’s gross negligence or willful misconduct. The foregoing provisions shall not apply in case of the actions of parties other than Landlord, in the case of simple negligence of Landlord, or in the case of damage to, or destruction of, the Premises (which shall be governed by the provisions of Article 24 of the Lease).

16.4. Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during the period of time commencing on the Term Commencement Date (and any period of occupancy prior to the Term Commencement Date as further described in Section 9.5) and continuing until the expiration or earlier termination of the Term or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, together with any fees, surcharges and taxes thereon. Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.

16.5. Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including data processing machines) that will in any way decrease the amount of ventilation, air exchange, gas, steam, electricity or water available to the retail tenants in the Building below the Retail Utility Minimum (as defined in Section 2.1 of the Work Letter attached hereto as Exhibit D).

16.6. If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in similar buildings owned by Landlord, any affiliate of Landlord or any entity otherwise related to Landlord by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.

16.7. [Intentionally left blank]

16.8. Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and utility systems, when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and, except as provided in Section 16.3, Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or utility service when prevented from doing so by Force Majeure or, to the extent permitted by Applicable Laws, Landlord’s negligence. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure or, to the extent permitted by Applicable Laws, Landlord’s negligence.

16.9. As provided in Section 18.1, Landlord has assumed certain obligations related to the maintenance and operation of the Building HVAC systems, and Landlord shall permit Tenant to connect to the same at the Premises points of connection for Tenant’s use within the Premises throughout the term of this Lease. To the extent that Tenant requires HVAC services in excess of those provided by connection to the Building HVAC systems, Tenant shall install and maintain supplemental HVAC systems in accordance with the provisions of this Lease.

16.10. For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, authorization to allow Landlord to access Tenant’s usage information necessary for Landlord to complete an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21), if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year; and Tenant shall comply with any other energy usage or consumption requirements required by Applicable Laws. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months, or such other period of time as may be requested by Landlord. Tenant acknowledges that any utility information for the Premises, the Building and the Property may be shared with third parties, including Landlord’s consultants and Governmental Authorities. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers, and Tenant shall pay Landlord a fee of One Thousand Dollars ($1,000) per month to collect such utility usage information. In addition to the foregoing, Tenant shall comply with all Applicable Laws related to the disclosure and tracking of energy consumption at the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease. Tenant acknowledges that the fifth and sixth floors of the Building have obtained Leadership in Energy and

Environmental Design (“LEED) Silver Certified Commercial Interiors certification as established by the U.S. Green Council (“USGBC”). Tenant agrees to maintain such certification so long as it is available, at Tenant’s cost and expense. Landlord shall cooperate as reasonably requested by Tenant in the maintenance of such certification.

16.11. The Building is currently serviced by a laboratory waste sanitary sewer connection and there currently exists a separate acid neutralization tank (the “Acid Neutralization Tank”) that is connected to the Premises. Tenant shall have an exclusive right to use the Acid Neutralization Tank in accordance with Applicable Laws; provided, however, that the Acid Neutralization Tank shall be turned over to Tenant in good working order, as confirmed by a certified industrial hygienist, and notwithstanding the foregoing Landlord makes no representations or warranties about its condition or suitability. Tenant shall be solely responsible for maintaining the Acid Neutralization Tank in good repair and condition throughout the Term and/or replacing the Acid Neutralization Tank to accomplish this purpose, and Tenant shall reimburse Landlord for all costs, charges and expenses incurred by Landlord from time to time in connection with or arising out of the operation, use, maintenance, repair or refurbishment of the Acid Neutralization Tank, including all clean-up costs relating to the Acid Neutralization Tank (collectively, “Tank Costs”). Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims, including (a) diminution in value of the Property or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Property, (c) damages arising from any adverse impact on marketing of space in the Property or any portion thereof and (d) sums paid in settlement of Claims that arise during or after the Term as a result of Tenant’s improper use of the Acid Neutralization Tank. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remediation, removal or restoration required by any Governmental Authority caused by Tenant’s improper use of the Acid Neutralization Tank.

17. Alterations.

17.1. Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation, or other work (whether major or minor) of any kind in, at, or serving the Premises (“Alterations”), other than Cosmetic Alterations (as defined below), without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold, condition or delay; provided, however, that in the event any proposed Alteration is reasonably expected to materially and adversely affect (a) any structural portions of the Building, including exterior walls, roof, foundation, foundation systems (including barriers and subslab systems), or core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, then Landlord may withhold its approval with respect thereto in its sole and absolute discretion. Tenant shall, in making any such Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect or record, (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in tenant-occupied lab areas. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Two Hundred Fifty Thousand Dollars ($250,000) annually, (z) such Cosmetic Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, or adversely affect, the Building systems, (iii) affect the exterior of the Building or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Property. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Cosmetic Alterations.

17.2. Tenant shall not construct or permit to be constructed partitions or other obstructions that are reasonably likely to interfere with free access to mechanical installation or service facilities of the Building or with other tenants’ components located within the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

17.3. Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times.

17.4. Any work performed on the Premises, the Building or the Property by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time reasonably designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations (other than Cosmetic Alterations), Tenant shall provide Landlord with complete “as-built” drawing print sets, project specifications and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises (which changes shall be overlaid on the previously existing improvements in the Premises) as well as a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems. Further, within thirty (30) days after completion of any Alterations described in Sections 17.1(a), 17.1(b) or 17.1(c), Tenant shall provide Landlord with any applicable inspection reports, certifications and approvals that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises.

17.5. Before commencing any Alterations or Tenant Improvements, Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such work and shall, if required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond satisfactory to Landlord for said work.

17.6. Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property from the Premises (including Tenant’s removal of items elected by Landlord in accordance with Section 17.7). During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17.7. The Premises plus any Alterations, Signage, Tenant Improvements, attached equipment, decorations, fixtures, trade fixtures, and additions and improvements attached to or built into the Premises made by either of the parties (including all floor and wall coverings; paneling; sinks and related plumbing fixtures; laboratory benches; exterior venting fume hoods; walk-in freezers and refrigerators; ductwork; conduits; electrical panels and circuits; business and trade fixtures; attached machinery and equipment; and built-in furniture and cabinets, in each case, together with all additions and accessories thereto), shall (unless, prior to such construction or installation, Landlord elects otherwise in writing) at all times remain the property of Landlord, shall remain in the Premises and shall (unless, prior to construction or installation thereof, Landlord elects otherwise in writing) be surrendered to Landlord upon the expiration or earlier termination of this Lease. For the avoidance of doubt, the items listed on Exhibit N attached hereto (which Exhibit N may be updated by Tenant from and after the Term Commencement Date, subject to Landlord’s written consent) constitute Tenant’s property and shall be removed by Tenant upon the expiration or earlier termination of the Lease.

17.8. Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including the Tenant Improvements, or make any changes that will negatively impact the Retail Utility Minimum without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

17.9. If Tenant shall fail to remove any of its property from the Premises prior to the expiration or earlier termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store such effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of such personal property.

17.10. In the event Tenant performs Alterations (including the Tenant Improvements, but not limiting Landlord’s right to charge for Landlord’s services related to the Tenant Improvements), Tenant shall reimburse Landlord for all of Landlord’s actual out-of-pocket expenses related thereto, including expenses related to plan review, coordination, scheduling and supervision. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work (other than delays caused by Landlord), or by reason of inadequate clean-up.

17.11. Within sixty (60) days after final completion of the Tenant Improvements (or any other Alterations performed by Tenant with respect to the Premises), Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Tenant Improvements (or any other Alterations performed by Tenant with respect to the Premises), together with supporting documentation reasonably acceptable to Landlord.

17.12. Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations or Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

17.13. Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates (as set forth in Section 23.4) and Lenders as additional insureds on their respective insurance policies.

18. Repairs and Maintenance.

18.1. Landlord shall repair, maintain, and manage the services and facilities at the Building listed on Exhibit O as “Landlord Managed.” Costs incurred by Landlord pursuant to this Section shall constitute Operating Expenses.

18.2. Except for services of Landlord required by Section 18.1, Tenant, at its sole cost and expense, shall repair, maintain, and manage the services and facilities at the Building listed on Exhibit O as “Tenant Managed,” shall maintain and keep the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted, and shall, within ten (10) days after receipt of written notice from Landlord, provide to Landlord any maintenance records that Landlord reasonably requests.

18.3. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Property, or in or to improvements, fixtures, equipment and personal property therein.

18.4. Landlord shall not be required to maintain or make any repairs or replacements of any nature or description whatsoever to the Premises, except to the extent damage to the Premises is caused Landlord’s gross negligence or willful misconduct (provided, that Landlord’s actions or damages caused in response to an emergency shall never be deemed to be gross negligence or willful misconduct). Tenant hereby expressly waives the right to make repairs at the expense of Landlord as provided for in any Applicable Laws in effect at the time of execution of this Lease, or in any other Applicable Laws that may hereafter be enacted, and waives its rights under Applicable Laws relating to a landlord’s duty to maintain its premises in a tenantable condition. Notwithstanding the foregoing, if Tenant shall fail, after reasonable notice, to maintain or to commence and thereafter to proceed with diligence to make any repair required of it pursuant to the terms of this Lease, Landlord, without being under any obligation to do so and without thereby waiving such default by Tenant, may so maintain or make such repair and may charge Tenant for the costs thereof. Any expense reasonably incurred by Landlord in connection with the making of such repairs may be billed by Landlord to Tenant monthly or, at Landlord’s option, immediately, and shall be due and payable within ten (10) days after such billing or, at Landlord’s option, may be deducted from the Security Deposit.

18.5. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear excepted; and shall, at Landlord’s request and Tenant’s expense, remove all telephone and data systems, wiring and equipment from the Premises and repair any damage to the Premises caused thereby. Notwithstanding the foregoing, Tenant shall have no obligation to perform any work that is included in the services of the Landlord as required under Section 18.1. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Building or the Property or any part thereof, other than pursuant to the terms and provisions of the Work Letter.

18.6. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is Landlord’s obligation pursuant to this Lease unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. In the event that Landlord timely fails to make a repair or perform maintenance that is Landlord’s obligation pursuant to this Lease, Tenant may notify Landlord of such failure and, if Landlord does not make the repair or perform the maintenance within thirty (30) days after Landlord’s receipt of such notice (or, if such repair or maintenance cannot reasonably be completed with such period, within the period of time reasonably required (so long as Landlord begins the repair or maintenance within such period and diligently prosecutes the same to completion)), Tenant may perform the repair or maintenance and Landlord shall reimburse Tenant for its reasonable out-of-pocket costs for performing the same within thirty (30) days after receipt of an invoice from Tenant therefor. Notwithstanding anything in this Section to the contrary, before performing any such repairs or maintenance, Tenant shall notify Landlord of Tenant’s intent to do so and shall reasonably coordinate with Landlord and any other tenants of the Property that may be affected the need for such repairs or maintenance.

18.7. This Article relates to repairs and maintenance arising in the ordinary course of operation of the Premises and any related facilities. In the event of a casualty described in Article 24, Article 24 shall apply in lieu of this Article. In the event of eminent domain, Article 25 shall apply in lieu of this Article.

18.8. If any excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, upon reasonable advance notice to Tenant, and subject to the restrictions set forth in Section 14.4 (provided that no such restrictions shall apply in an emergency), Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as said person shall deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

19. Liens.

19.1. Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Property free from any liens arising out of work or services performed, materials furnished to or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s or materialman’s lien filed against the Premises, the Building or the Property for work or services claimed to have been done for, or materials claimed to have been furnished to, or obligations incurred by Tenant shall be discharged or bonded by Tenant within ten (10) days after the filing thereof, at Tenant’s sole cost and expense.

19.2. Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a statutory lien bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.

19.3. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises, the Building or the Property be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Property. Subject to the requirements of this Section, Landlord shall use commercially reasonable efforts to cooperate in the execution of reasonable documents relating to the leasing or financing of Tenant’s personal property that may be reasonably requested by Tenant’s vendors or lenders; provided, however, that such documentation shall not adversely affect Landlord’s rights under this Lease.

20. Estoppel Certificate. Tenant shall, within ten (10) days of receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit P, or on any other form reasonably requested by a current or proposed Lender or encumbrancer or proposed purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to

Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Property. Tenant’s failure to deliver such statement within such the prescribed time shall, at Landlord’s option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

21. Hazardous Materials.

21.1. Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Building or the Property in violation of Applicable Laws by Tenant or its employees, agents, contractors or invitees (collectively with Tenant, each a “Tenant Party”). If (a) Tenant breaches such obligation, (b) the presence of Hazardous Materials as a result of such a breach results in contamination of the Property, any portion thereof, or any adjacent property, (c) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder or (d) contamination of the Property occurs as a result of Hazardous Materials that are placed on or under or are released into the Property by a Tenant Party, then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, including (w) diminution in value of the Property or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Property, (y) damages arising from any adverse impact on marketing of space in the Property or any portion thereof and (z) sums paid in settlement of Claims that arise before, during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Property. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Property, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Property, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Property, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Property, any portion thereof or any adjacent property. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation.

21.2. Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Term Commencement Date a list identifying each type of Hazardous Material to be present at the Property and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material at the Property (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List on or prior to each annual anniversary of the Term Commencement Date and shall also deliver an updated Hazardous Materials List before any new Hazardous Materials are brought to the Property. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Term Commencement Date or, if unavailable at that time, concurrently with the receipt from or submission to any Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in, on, under or about the Property (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion); and all closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Property for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord updated Hazardous Materials Documents, within thirty (30) days after receipt of a written request therefor from Landlord, not more often than once per year, unless (m) there are any changes to the Hazardous Materials Documents or (n) Tenant initiates any Alterations or changes its business, in either case in a way that involves any material increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any Hazardous Materials Documents containing information of a proprietary nature, which Hazardous Materials. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature, which Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. If Tenant provides Landlord with Hazardous Materials Documents containing information of a proprietary nature and notifies Landlord in writing upon disclosure that such information is proprietary, Landlord shall keep the same confidential and shall not disclose such information to any third-party, except that Landlord may disclose such information (a) as may be required by Applicable Laws or in any judicial proceeding (provided that prior to disclosure Landlord gives Tenant reasonable notice of such requirement, if feasible) and (b) to Landlord’s attorneys, accountants and other bona fide consultants or advisers who are advised of the confidential nature of such information. Landlord agrees that a breach of such confidentiality may cause Tenant harm for which recovery of damages would be an inadequate remedy, and in such event, Tenant shall be entitled to obtain injunctive relief, as well as such further relief as may be granted by a court of competent jurisdiction, but excluding special, punitive, exemplary, indirect or consequential damages, including lost profits. Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Notwithstanding anything in this Lease to the contrary or Landlord’s review into Tenant’s Hazardous Materials Documents or use or disposal of hazardous materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

21.3. At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Property or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of a Tenant Party. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Property in violation of this Lease.

21.4. If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws. Tenant shall have no responsibility or liability for underground or other storage tanks installed by anyone other than Tenant unless Tenant utilizes such underground or other storage tanks, in which case Tenant’s responsibilities for such tanks are as set forth in this Section.

21.5. Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

21.6. Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 27 below.

21.7. As used herein, the term “Hazardous Material” means any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material or waste that is or becomes regulated by Applicable Laws or any Governmental Authority.

21.8. Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Property is located (the “UBC”))

within the Property for the storage of Hazardous Materials. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section 21.8 is specific to Tenant and shall not run with the Lease in the event of a Transfer (as defined in Article 29). In the event of a Transfer, if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Property in excess of New Tenant’s Pro Rata Share of the Building, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Property is not greater than New Tenant’s Pro Rata Share of the Building. Notwithstanding anything in this Lease to the contrary, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of fire control areas, it being acknowledged by Tenant that Tenant and other tenants are best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

22. Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or the Property (including persons legally present in any outdoor areas of the Property) be subjected to odors or fumes (whether or not noxious), and that the Building and the Property will not be damaged by any exhaust, in each case from Tenant’s operations, including in Tenant’s vivarium. Landlord and Tenant therefore agree as follows:

22.1. Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

22.2. If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Property, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with Applicable Laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Property (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.

22.3. Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.

22.4. Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term. Landlord’s approval of the Tenant Improvements shall not preclude Landlord from requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s discretion). Tenant shall install additional equipment as Landlord requires from time to time under the preceding sentence. Such installations shall constitute Alterations.

22.5. If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause odors, fumes or exhaust. For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes or exhaust, and Tenant does not install satisfactory odor control equipment within ten (10) business days after Landlord’s request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.

23. Insurance; Waiver of Subrogation.

23.1. Landlord shall maintain insurance for the Building and the Property in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, engineering costs or such other costs to the extent the same are not incurred in the event of a rebuild and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than ninety percent (90%) of such full replacement cost or the amount of such insurance Landlord’s Lender, if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building.

23.2. In addition, Landlord shall carry commercial general liability insurance with a single limit of not less than Two Million Dollars ($2,000,000) for death or bodily injury, or property damage with respect to the Property.

23.3. Tenant shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Premises are located:

(a) Commercial General Liability insurance on a broad-based occurrence coverage form, with coverages including but not limited to bodily injury (including death), property damage (including loss of use resulting therefrom), premises/operations, personal &

advertising injury, and contractual liability with limits of liability of not less than $2,000,000 for bodily injury and property damage per occurrence, $2,000,000 general aggregate, which limits may be met by use of excess and/or umbrella liability insurance provided that such coverage is at least as broad as the primary coverages required herein.

(b) Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto, including those owned, hired or otherwise operated or used by or on behalf of the Tenant. The coverage shall be on a broad-based occurrence form with combined single limits of not less than $1,000,000 per accident for bodily injury and property damage.

(c) Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all tenant improvements in the Premises (to the extent not insured by Landlord pursuant to Section 23.1) and Tenant’s Property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Tenant or Landlord and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant’s agents, employees or subcontractors. Such insurance, with respect only to all Tenant Improvements, Alterations or other work performed on the Premises by Tenant (collectively, “Tenant Work”), shall name Landlord and Landlord’s current and future mortgagees as loss payees as their interests may appear. Such insurance shall be written on an “all risk” of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, flood, earthquake, terrorism and such other risks Landlord may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. Business interruption coverage shall have limits sufficient to cover Tenant’s lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twelve (12) months plus twelve (12) months’ extended period of indemnity.

(d) Workers’ Compensation insurance as is required by statute or law, or as may be available on a voluntary basis and Employers’ Liability insurance with limits of not less than the following: each accident, Five Hundred Thousand Dollars ($500,000); disease ($500,000); disease (each employee), Five Hundred Thousand Dollars ($500,000).

(e) Medical malpractice insurance at limits of not less than $1,000,000 each claim during such periods, if any, that Tenant engages in the practice of medicine at the Premises.

(f) Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats Hazardous Materials, as determined solely by Landlord, on or about the Premises. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this agreement, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate and for a period of two (2) years thereafter.

(g) During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including the Tenant Improvements and any Alterations, insurance required in Exhibit D-2 must be in place.

23.4. The insurance required of Tenant by this Article shall be with companies at all times having a rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition. Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of insurance evidencing all coverages required herein to Landlord. Landlord reserves the right to require complete, certified copies of all required insurance policies including any endorsements. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after twenty (20) days’ prior written notice to Landlord from Tenant or its insurers (except in the event of non-payment of premium, in which case ten (10) days’ written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. Tenant shall, at least twenty-five (25) days prior to the expiration of such policies, furnish Landlord with renewal certificates of insurance or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent. Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name Landlord, BioMed Realty, L.P., and BioMed Realty Trust, Inc., and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant, Tenant’s use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of Tenant.

23.5. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

23.6. In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building or the Property, (b) the landlord under any lease whereunder Landlord is a tenant of the Property if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Landlord to manage the Property.

23.7. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage. Such waivers shall continue so long as their respective insurers so permit. Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium (in Tenant’s case, in the proportion that the area of the Premises bears to the insured area). If the parties do not accomplish either (a) or (b), then this Section shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.

23.8. Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Property.

23.9. Any costs incurred by Landlord pursuant to this Article shall constitute a portion of Operating Expenses.

23.10. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

24. Damage or Destruction.

24.1. In the event of a partial destruction of the Premises (the “Affected Area”) by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (x) the damage thereto is such that the Affected Area may be repaired, reconstructed or restored within a period of six (6) months from the date of the happening of such casualty, (y) Landlord shall receive insurance proceeds sufficient to cover the cost of such repairs, reconstruction and restoration (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense) and (z) such casualty was not intentionally caused by a Tenant Party, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Affected Area and this Lease shall continue in full force and effect.

24.2. In the event of any damage to or destruction of the Building or the Property other than as described in Section 24.1, Landlord may elect to repair, reconstruct and restore the Building or the Property, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair, reconstruct and restore the Building or the Property, as applicable, then this Lease shall terminate as of the date of such damage or destruction. In the event of any damage or destruction (regardless of whether such damage falls under Section 24.1 or this Section 24.2), if (a) in Landlord’s determination as set forth in the Damage Repair Estimate (defined below), the Affected Area cannot be restored within twelve (12) months after the date of the Damage Repair Estimate or (b) the Damage Repair Estimate states that the Affected Area will be repaired, reconstructed or restored in a period of twelve (12) months or less, and subject to Section 24.6 and any delay caused by Tenant, the Affected Area is not actually repaired, restored or reconstructed within such twelve (12) months period, then, subject to the Damage Cure Period (as defined below), Tenant shall have the right to terminate this Lease, effective as of the date of such damage or destruction, by delivering to Landlord its written notice of termination (a “Notice of Termination”) (y) with respect to Section 24.2(a), no later than fifteen (15) days after Landlord delivers Landlord’s Damage Repair Estimate and (z) with respect to Section 24.2(b), no later than fifteen (15) days after such twelve (12) month period (as may be extended pursuant to Section 24.6 and as a result of any other delay caused by Tenant) has expired. If Tenant provides Landlord with a Termination Notice pursuant to Section 24.2(z), Landlord shall have an additional thirty (30) days (the “Damage Cure Period”) from receipt of such Termination Notice to complete the repair, reconstruction or restoration. If Landlord does not complete such repair, reconstruction or restoration within the Damage Cure Period, then Tenant may terminate this Lease by giving Landlord written notice at the expiration of such Damage Cure Period. If Landlord does complete such repair, reconstruction or restoration within such Damage Cure Period, then this Lease shall continue in full force and effect.

24.3. As soon as reasonably practicable, but in any event within sixty (60) days following the date of damage or destruction, Landlord shall notify Tenant of Landlord’s good faith estimated assessment of the period of time in which the repairs will be completed (“Damage Repair Estimate”), which assessment shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repairs of similar buildings. Additionally, Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Building or the Property, as applicable.

24.4. Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) matters occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

24.5. In the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately from the date of the casualty based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business; provided, however, that the amount of such abatement shall be reduced by the proceeds of business interruption or loss of rental income insurance actually received by Tenant with respect to the Premises.

24.6. Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure, then the time for Landlord to commence or complete repairs shall be extended on a day-for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repair, reconstruction or restoration. In the event Landlord elects not to complete such repair, reconstruction or restoration due to such Force Majeure, then this Lease shall automatically terminate except with respect to those provisions which survive such termination.

24.7. If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to those portions of the Premises that were originally provided at Landlord’s expense. The repair, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repair, reconstruction and restoration of the Premises, the Building and the Property.

24.8. Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last twenty-four (24) months of the Term or any extension thereof, or to the extent that insurance proceeds are not available therefor.

24.9. Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Affected Area. Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction. If the Affected Area is to be repaired in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided Tenant is not then in default under this Lease, and subject to the requirements of any Lender of Landlord.

24.10. This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

25. Eminent Domain.

25.1. In the event (a) the whole Affected Area or (b) such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to such authority, except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

25.2. In the event of a partial taking of (a) the Building or the Property or (b) drives, walkways or parking areas serving the Building or the Property for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

25.3. Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

25.4. If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Affected Area to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

25.5. This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

26. Surrender.

26.1. At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party state certified professional reasonably acceptable to Landlord, (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, and (c) proof that the Premises have been decommissioned in accordance with American National Standards Institute (“ANSI”) Publication Z9.11-2008 (entitled “Laboratory Decommissioning”) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (c) conduct a site inspection with Landlord. Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and compliance with any recommendations set forth in the Exit Survey. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

26.2. No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

26.3. The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

26.4. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Property, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Property, as applicable, operate as an assignment of this Lease.

27. Holding Over.

27.1. If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7, and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Tenant’s Adjusted Share of Building of Operating Expenses and Tenant’s Pro Rata Share of Lab Building of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

27.2. Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term, and (b) Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages (in each case, regardless of whether such damages are foreseeable).

27.3. Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

27.4. The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

27.5. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

28. Indemnification and Exculpation.

28.1. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, real or alleged, arising from injury to or death of any person or damage to any property occurring within or about the Premises, the Building or the Property arising directly or indirectly out of (a) the use or occupancy of the Premises or Property by a Tenant Party, (b) an act or omission on the part of any Tenant Party, (c) a breach or default by Tenant in the performance of any of its obligations hereunder or (d) injury to or death of persons or damage to or loss of any property, real or alleged, arising from the serving of alcoholic beverages at the Premises or Property, including liability under any dram shop law, host liquor law or similar Applicable Law, except to the extent caused by Landlord’s negligence or willful misconduct. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease. Subject to Sections 23.5, 28.2 and 31.12 and any subrogation provisions contained in the Work Letter, Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold the Tenant Parties harmless from and against any and all Claims arising from injury to or death of any person or damage to or loss of any physical property occurring within or about the Premises, the Building or the Property to the extent directly arising out of Landlord’s gross negligence or willful misconduct.

28.2. Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for and Tenant assumes all risk of (a) damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time, and (b) damage to personal property or scientific research, including loss of records kept by Tenant within the Premises (in each case, regardless of whether such damages are foreseeable). Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section. Notwithstanding anything in the foregoing or this Lease to the contrary, except (x) as otherwise provided herein (including Section 27.2), (y) as may be provided by Applicable Laws or (z) in the event of Tenant’s breach of Article 21 or Section 26.1, in no event shall Landlord or Tenant be liable to the other for any consequential, special or indirect damages arising out of this Lease, including lost profits (provided that this Subsection 28.2(z) shall not limit Tenant’s liability for Base Rent or Additional Rent pursuant to this Lease).

28.3. Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Property, or of any other third party.

28.4. Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

28.5. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

29. Assignment or Subletting.

29.1. Except as hereinafter expressly permitted, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises (each, a “Transfer”), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the right to assign this Lease or sublet the Premises or any part thereof without Landlord’s prior written consent, so long as Tenant provides Landlord with prior written notice accompanied by supporting documentation as set forth below, to (i) any person that as of the date of determination directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tenant (“Tenant’s Affiliate”) provided that any such Tenant’s Affiliate taking an assignment of this Lease agrees in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of such assignment or (ii) any successor to Tenant by merger, consolidation, acquisition of all or substantially all of Tenant’s assets or ownership interests, or corporate reorganization, provided that (x) such merger, consolidation, acquisition of all or substantially all of Tenant’s assets or ownership interests, or corporate reorganization is for a good faith business purpose and not principally for the purpose of transferring this Lease, (y) the resulting tenant under this Lease has a net worth (as of both the day immediately prior to and the day immediately after the Exempt Transfer) that is equal to or greater than the net worth (as of both the Execution Date and the date of the Exempt Transfer) of the transferring Tenant, and (z) any such successor to Tenant agrees in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of such assignment, to the extent that such assumption does not occur by operation of law (a Transfer pursuant to this clause (ii) being a “Successor Transfer”). Transfers to Tenant’s Affiliates and to an entity (a “Successor Transferee”) that is the surviving entity pursuant to a Successor Transfer are referred to collectively as “Exempt Transfers”. The routine issuance or transfer of non-controlling interests of equity in Tenant over a public stock exchange (provided that such issuance or transfer is in no way related to a change in control of Tenant) shall not be deemed a Transfer.

29.2. Notwithstanding the provisions of Sections 21.1, 21.2 or 21.8, if any proposed transferee, assignee or sublessee is permitted to use the applicable portion of the Premises for laboratory use and is subject to an on-going material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, then it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee). “Material enforcement orders” shall not include written agreements in the nature of a consent order entered into by such transferee, assignee or sublessee if such transferee, assignee or sublessee is complying with the terms of such consent order in all material respects.

29.3. In the event of an Exempt Transfer, Tenant shall notify Landlord in writing at least ten (10) days prior to the effectiveness of such Exempt Transfer and otherwise comply with the requirements of this Lease regarding such Transfer and shall provide reasonable supporting documentation that the proposed assignment or sublease constitutes an Exempt Transfer; provided, however, that Tenant shall not be required to deliver such advance notice to Landlord if the delivery of such notice is prohibited by Applicable Laws, including securities laws, or confidentiality agreements so long as Tenant provides notice to Landlord as soon as permitted. For purposes of Exempt Transfers, “control” requires both (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. In no event shall Tenant perform a Transfer (other than an Exempt Transfer) to or with an entity that is (y) a tenant in the Property or 650 East Kendall Street, Cambridge, Massachusetts, unless Landlord has confirmed in writing that it (or in the case of 650 East Kendall Street, Landlord’s affiliate) does not have comparable space available at the Property or 650 East Kendall Street to fulfill the tenant’s needs, or (z) a tenant that is in then-active discussions or negotiations with Landlord or an affiliate of Landlord to lease premises at the Property or 650 East Kendall Street.

29.4. In the event Tenant desires to effect a Transfer other than an Exempt Transfer, then, at least thirty (30) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; the most recent unconsolidated financial statements of Tenant and of the proposed transferee, assignee or sublessee; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require. If Tenant delivers a Transfer Notice more than six (6) months prior to the Transfer Date, Tenant shall deliver an updated Transfer Notice to Landlord six (6) months prior to the Transfer Date, and Landlord may reasonably withdraw its consent to a proposed Transfer if the updated Tenant Notice shows material adverse changes in the transferee, assignee or sublessee or the terms and conditions of the proposed Transfer.

29.5. Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of Tenant and such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), (b) any material change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises and (c) Landlord’s desire to exercise its rights under Section 29.10 to cancel this Lease. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (v) Tenant shall not mortgage, pledge, hypothecate or otherwise Transfer its interest in this Lease for collateral or security purposes; (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.

29.6. As conditions precedent to Tenant making a Transfer or Landlord considering a request by Tenant to a Transfer:

(a) Tenant shall remain fully liable under this Lease;

(b) In the case of an Exempt Transfer, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the Transfer qualifies as an Exempt Transfer;

(c) Tenant shall reimburse Landlord for Landlord’s reasonable actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request;

(d) Except with respect to an Exempt Transfer, if Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration (including a lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, but only once Tenant is reimbursed from such consideration for any reasonable: (i) marketing expenses, (ii) tenant improvement funds expended by Tenant, (iii) alterations, (iv) cash concessions, (v) brokerage commissions, (vi) attorneys’ fees and (vii) free rent actually paid by Tenant. If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment if any remains after reimbursement as aforesaid;

(e) The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(f) Landlord’s consent to any such Transfer (other than an Exempt Transfer, which does not require Landlord’s consent) shall be effected on Landlord’s forms;

(g) Tenant shall not then be in Default hereunder of payment of Rent or any material non-monetary obligation;

(h) Such proposed transferee, assignee or sublessee’s use of the Premises shall be a Permitted Use under this Lease;

(i) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(j) Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

(k) Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent or withhold consent, on the terms and conditions of this Lease, to any later proposed Transfer;

(l) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; provided, however, that with respect to an Exempt Transfer, Tenant shall only be obligated to deliver such documents that reasonably evidence the Exempt Transfer (and not all written instruments relating to the Transfer); and

(m) Tenant shall deliver to Landlord a list of Hazardous Materials (as defined in Section 21.7), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 21.2.

29.7. Any Transfer that actually occurs and that is not in compliance with the provisions of this Article or with respect to which Tenant does not fulfill its obligations pursuant to this Article shall be void and shall constitute a Default under Section 31.4(b) of this Lease.

29.8. The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.

29.9. Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

29.10. If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease to a proposed transferee or assignee or to sublease at least a full floor of the Premises to any sublessee for ninety percent (90%) or more of the remainder of the Term, other than pursuant to an Exempt Transfer, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord’s receipt of such Transfer Notice, to terminate this Lease in its entirety (in connection with any such assignment), or with respect to so much of the Premises as has been proposed for sublease (in connection with any such sublease), as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord’s delivery of notice electing to exercise Landlord’s option to terminate this Lease. In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer. Landlord and Tenant agree that for the purposes of this Section 29.10 if Tenant enters or desires to enter into two (2) or more subleases that in the aggregate cover a full floor of the Premises in any one (1) year period, those subleases shall be viewed cumulatively and Tenant shall be required to deliver a Transfer Notice to Landlord for all of such subleased space as provided above.

29.11. If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

30. Subordination and Attornment.

30.1. This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building or the Property and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination; provided that, the subordination to future mortgages, deeds of trust or leases shall be conditioned upon Tenant’s receipt of a commercially reasonable non-disturbance agreement from such future lenders or ground lessors of the Property and Tenant’s attornment and confirmation of subordination to the same. Upon Tenant’s request, Landlord shall use commercial reasonably efforts to obtain such a non-disturbance agreement.

30.2. Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. If any such mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant (each, a “Mortgagee”) so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) business days after written request therefor, Landlord may notify Tenant of such failure in writing. If Tenant fails to execute any document required from Tenant under this Section within ten (10) business days after the delivery of any such failure notice from Landlord, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable.

30.3. Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease (including increasing Rent or modifying the Term), if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part. All costs of reasonable out-of-pocket legal fees incurred by Tenant in connection with any such amendments shall be borne and paid exclusively by Landlord.

30.4. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

31. Defaults and Remedies.

31.1. Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within three (3) days after the date such payment is due, Tenant shall pay to Landlord (a) an additional sum of six percent (6%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (a) twelve percent (12%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord’s demand, whichever is earlier. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

31.2. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

31.3. If Tenant fails to pay any sum of money required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described in Section 31.4, then Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided that such failure by Tenant unreasonably interfered with the use of the Building or the Property by any other tenant or with the efficient operation of the Building or the Property, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 31.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

31.4. The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19, where such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant;

(b) Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Subsection 31.4(a)) to be performed by Tenant, where such failure continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than thirty (30) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes the same to completion;

(c) Tenant makes an assignment for the benefit of creditors;

(d) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(e) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(f) Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

(g) [Intentionally left blank];

(h) Tenant fails to deliver an estoppel certificate in accordance with Article 20, and such failure persists for ten (10) days after Landlord delivers written notice of such failure to Tenant;

(i) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

31.5. In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:

(a) Halt any Tenant Improvements and Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to stop work;

(b) Terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and

(c) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(i) The sum of:

A. The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

B. The costs of restoring the Premises to the condition required under the terms of this Lease; plus

C. An amount (the “Election Amount”) equal to either (A) the positive difference (if any, and measured at the time of such termination) between (1) the then-present value of the total Rent and other benefits that would have accrued to Landlord under this Lease for the remainder of the Term if Tenant had fully complied with the Lease minus (2) the then-present cash rental value of the Premises as determined by Landlord for what would be the then-unexpired Term if the Lease remained in effect, computed using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point (the “Discount Rate”) or (B) twelve (12) months (or such lesser number of months as may then be remaining in the Term) of Base Rent and Additional Rent at the rate last payable by Tenant pursuant to this Lease, in either case as Landlord specifies in such election. Landlord and Tenant agree that the Election Amount represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors; and that the Election Amount is not a penalty.

As used in Subsection 31.5(c)(i)(C), the “worth at the time of the award” shall be computed by taking the present value of such amount, using the Discount Rate.

31.6. In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(a) Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(b) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

31.7. If Landlord does not elect to terminate this Lease as provided in Section 31.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

31.8. In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

31.9. All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in such waiver. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be required to mitigate its damages with respect to any default by Tenant, except to the extent required by Applicable Law. Any obligation imposed by Applicable Law upon Landlord to relet the Premises after any termination of this Lease shall be subject to the reasonable requirements of Landlord to (a) lease to high quality tenants on such terms as Landlord may from time to time deem appropriate in its discretion and (b) develop the Property in a harmonious manner with a mix of uses, tenants, floor areas, terms of tenancies, etc., as determined by Landlord. Landlord shall not be obligated to relet the Premises to any party to whom Landlord or an affiliate of Landlord may desire to lease other available space in the Property or at another property owned by Landlord or an affiliate of Landlord.

31.10. Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.

31.11. To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

31.12. Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion; provided, further, that Landlord agrees to commence performance as soon as is reasonably practicable and thereafter diligently prosecute the same to completion. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.

31.13. In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Property and to any landlord of any lease of land upon or within which the Premises, the Building or the Property is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building or the Property by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

32. Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

32.1. Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

32.2. A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

32.3. A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

32.4. The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

33. Brokers.

33.1. Each party represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Transwestern | RBJ (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker.

33.2. Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

33.3. Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.

33.4. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.

33.5. Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold Tenant harmless from any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by Landlord or claiming to have been employed or engaged by Landlord.

34. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

35. Limitation of Landlord’s Liability.

35.1. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Property, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Property.

35.2. Neither Landlord nor any of its affiliates, nor any of their respective partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord’s obligations or any deficiency under this Lease, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord or any of Landlord’s affiliates. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner or member of Landlord except as may be necessary to secure jurisdiction of the partnership, joint venture or limited liability company, as applicable. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates.

35.3. Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

36. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

36.1. Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and

36.2. The term “Tenant,” as used in this Lease shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

37. Representations. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to its knowledge (having made no independent inquiry), its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

38. Confidentiality. Tenant shall keep the terms and conditions of this Lease and any information provided to Tenant or its employees, agents or contractors pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or (b) provide to any third party an original or copy of this Lease (or any Lease-related document). Landlord shall not release to any third party any non-public financial information or other non-public information that Tenant gives Landlord regarding Tenant’s ownership structure, its business operations, research or financial condition, whether received verbally, electronically or in writing. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (x) if required by Applicable Laws or in any judicial proceeding; provided that (prior to disclosure, if feasible) the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party’s attorneys, accountants, brokers and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section. Landlord’s obligations under this paragraph shall not be applicable to information that is or becomes generally known to, or ascertainable by, the public or Landlord, other than as a result of an unauthorized disclosure by Landlord or by persons or entities to whom Landlord has made an unauthorized disclosure. Landlord agrees that a breach of such confidentiality may cause Tenant harm for which recovery of damages would be an inadequate remedy, and in such event, Tenant shall be entitled to obtain injunctive relief, as well as such further relief as may be granted by a court of competent jurisdiction, but excluding special, punitive, exemplary, indirect or consequential damages, including lost profits.

39. Notices. Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in Subsection 39(a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with Subsection 39(a); (y) one (1) business day after deposit with a reputable international overnight delivery service, if given if given in accordance with Subsection 39(b); or (z) upon transmission, if given in accordance with Subsection 39(c). Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.5 and 2.6 or 2.7, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

40. Rooftop Installation Area.

40.1. Tenant may use the roof of the Building solely to operate, maintain, repair and replace rooftop antennae, mechanical equipment, communications antennas and other equipment installed by Tenant in accordance with this Article (“Tenant’s Rooftop Equipment”); provided, however, Tenant shall not be permitted to use the portions of the roof in which existing rooftop equipment or facilities already exist and that are shown on the plan attached hereto as Exhibit Q (the “Excluded Rooftop Areas”). The entire roof, other than the Excluded Rooftop Areas, shall be referred to herein as the “Rooftop Installation Area.” Tenant’s Rooftop Equipment shall be only for Tenant’s use of the Premises for the Permitted Use.

40.2. Tenant shall install Tenant’s Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of this Lease regarding Alterations. Tenant’s Rooftop Equipment and the installation thereof shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Among other reasons, Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Equipment could reasonably be expected to damage the structural integrity of the Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class laboratory buildings, unless Tenant implements measures that are acceptable to Landlord in its reasonable discretion to avoid any such damage or transmission.

40.3. Tenant shall comply with any roof or roof-related warranties. Tenant shall obtain a letter from Landlord’s roofing contractor within thirty (30) days after completion of any Tenant work on the rooftop stating that such work did not affect any such warranties. Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof caused by the installation or operation of Tenant’s Rooftop Equipment. Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Equipment to violate any Applicable Laws or constitute a nuisance. Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by Governmental Authorities as the result of Tenant’s use of the Rooftop Installation Area in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Equipment and (b) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Equipment.

40.4. If Tenant’s Equipment (a) causes physical damage to the structural integrity of the Building, (b) interferes with any telecommunications, mechanical or other systems located at or near or servicing the Building or the Property that were installed prior to the installation of Tenant’s Rooftop Equipment, (c) interferes with any other service provided to other tenants in the Building or the Property by rooftop or penthouse installations that were installed prior to the installation of Tenant’s Rooftop Equipment or (d) interferes with any other tenants’ business, in each case in excess of that permissible under Federal Communications Commission regulations, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of notice of such damage or interference (which notice may be oral; provided that Landlord also delivers to Tenant written notice of such damage or interference within twenty-four (24) hours after providing oral notice).

40.5. Landlord reserves the right to cause Tenant to relocate Tenant’s Rooftop Equipment to comparably functional space on the roof or in the penthouse of the Building by giving Tenant prior written notice thereof. Landlord agrees to pay the reasonable costs thereof. Tenant shall arrange for the relocation of Tenant’s Rooftop Equipment within sixty (60) days after receipt of Landlord’s notification of such relocation. In the event Tenant fails to arrange for relocation within such sixty (60)-day period, Landlord shall have the right to arrange for the relocation of Tenant’s Rooftop Equipment in a manner that does not unnecessarily interrupt or interfere with Tenant’s use of the Premises for the Permitted Use.

41. Options to Extend Term. Tenant shall have two (2) options (each, an “Option”) to extend the Term by five (5) years each as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to an Option shall be on all the same terms and conditions as this Lease, except as follows:

41.1. Base Rent at the commencement of each Option term shall equal ninety-five percent (95%) of the then-current fair market value for comparable office and laboratory space in the East Cambridge, Massachusetts submarket of comparable age, quality, level of finish and proximity to amenities and public transit (“FMV”), and in each case shall be further increased on each annual anniversary of the Option term commencement date by three percent (3%). Tenant may, no more than eighteen (18) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the next Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. Failure by Landlord to give such notice within such fifteen (15) day period shall extend, day for day, the thirty (30) day time period for agreement upon FMV that is set forth below in this Section 41.1. If Tenant gives written notice to exercise an Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (a) the size of the Premises, (b) the length of the Option term, (c) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Building and the Property. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising an Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the East Cambridge, Massachusetts laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”). The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the East Cambridge, Massachusetts submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV, which in Landlord’s case shall be the estimated FMV previously submitted to Tenant. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the applicable Option term. If, as of the commencement date of an Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term. After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the applicable Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

41.2. No Option is assignable separate and apart from this Lease.

41.3. An Option is conditional upon Tenant giving Landlord written notice of its election to exercise such Option at least fifteen (15) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of an Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise an Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of an Option after the date provided for in this Section.

41.4. Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise an Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default; or

(b) At any time after a Default and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c) In the event that Tenant has defaulted in the performance of any monetary obligations under this Lease beyond any applicable notice and cure periods two (2) or more times during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise an Option, a service or late charge has become payable for both such defaults, and Tenant has not cured such defaults.

41.5. The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 41.4.

41.6. All of Tenant’s rights under the provisions of an Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of such Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after a second written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted in the performance of any monetary obligations under this Lease beyond any applicable notice and cure periods two (2) or more times, a service or late charge has become payable for both such defaults, and Tenant has not cured such defaults. Landlord shall have the right in its sole discretion to waive the requirements of this Section.

42. Right of First Offer. For so long as Tenant or a Successor Transferee leases and personally occupies seventy percent (70%) or greater of the Rentable Area in the Premises and on the condition that there are at least ten (10) years remaining on the Term hereof, which may be extended by exercise of Option terms (which even though too early to be exercised in accordance with Section 41 may be committed to by Tenant in a notice given to Landlord whereupon, for purposes of this Section 42, the Term shall be deemed extended), Tenant shall be entitled to a one-time right of first offer (“ROFO”) as to all of the rentable space in the building at 500 Kendall Street that is available for lease after the lease for such space that is in effect as of the Execution Date (the “500 Kendall Lease”) expires or terminates (“Available ROFO Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFO Premises to Tenant for any period past the date on which this Lease expires or is terminated pursuant to its terms. To the extent that Landlord renews or extends the existing 500 Kendall Lease or enters into a new lease with the current tenant (or any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the current tenant or any successor to the current tenant by merger, consolidation, acquisition of all or substantially all of the current tenant’s assets or ownership interests, or corporate reorganization) for the same premises, the affected space shall not be deemed to be available for application of Tenant’s ROFO rights. In the event that Landlord intends to market the Available ROFO Premises and Tenant is entitled to the ROFO as provided above, Landlord shall provide written notice thereof to Tenant (the “Notice of Marketing”), which notice shall include the then-current fair market value therefor taking into account the same factors referred to in Section 41 for the determination of FMV (“ROFO FMV”).

42.1. Within fifteen (15) business days following its receipt of a Notice of Marketing, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFO Premises at the specified ROFO FMV and on what other terms and conditions. If Tenant fails to notify Landlord of Tenant’s election within such fifteen (15) business day period, then Tenant shall be deemed to have elected not to lease the Available ROFO Premises.

42.2. If Tenant timely notifies Landlord that Tenant elects to lease all of the Available ROFO Premises and of the terms and conditions therefor (“Tenant’s Offer”) (provided that Tenant shall be required to lease the Available ROFO Premises for at least the remainder of the then-current Term), then Landlord shall have ten (10) days after receipt of Tenant’s Offer to respond to Tenant in writing whether Landlord elects to lease the Available ROFO Premises to Tenant on the terms and conditions set forth in Tenant’s Offer.

42.3. If (a) Tenant notifies Landlord that Tenant elects not to lease the Available ROFO Premises, (b) Tenant fails to notify Landlord of Tenant’s election within the ten (10)-day period described above or (c) Landlord declines to lease the Available ROFO Premises to Tenant on the terms and conditions set forth in Tenant’s Offer, then Landlord shall have the right to consummate a lease of the Available ROFO Premises at base rent not less than ninety-five percent (95%) of the ROFO FMV.

42.4. Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFO during such period of time that Tenant is in default under any provision of this Lease. Any attempted exercise of the ROFO during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFO if Landlord has given Tenant two (2) or more notices of default under this Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFO.

42.5. Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFO, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, except in connection with a transfer of Tenant’s interest in the Lease pursuant to an Exempt Transfer, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

42.6. If Tenant exercises the ROFO, Landlord does not guarantee that the Available ROFO Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFO Premises or for any other reason beyond Landlord’s reasonable control.

43. Miscellaneous.

43.1. Landlord reserves the right to change the name of the Building or the Property in its sole discretion.

43.2. In the event Tenant ceases to be subject to the reporting obligations of the Security Exchange Act of 1934 (the “SEC”), Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request (not to exceed one time per year), the most recent year-end financial statements reflecting Tenant’s current financial condition audited by a nationally recognized accounting firm. Tenant shall, within one hundred twenty (120) days after the end of Tenant’s financial year, furnish Landlord with a certified copy of Tenant’s year-end financial statements for the previous year audited by a nationally recognized accounting firm. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section. All such financial statements shall be subject to the confidentiality obligations contained in Article 38. Landlord agrees that a breach of such confidentiality may cause Tenant harm for which recovery of damages would be an inadequate remedy, and in such event, Tenant shall be entitled to obtain injunctive relief, as well as such further relief as may be granted by a court of competent jurisdiction, but excluding special, punitive, exemplary or consequential damages. For the avoidance of doubt, Tenant shall have no obligations to Landlord pursuant to this Section during the period of time when Tenant is subject to the reporting obligations of the SEC and Tenant is in compliance with such reporting obligations.

43.3. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” shall mean “‘include,’ etc., without limitation.” The word “shall” is mandatory and the word “may” is permissive. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease. Landlord and Tenant have each participated in the drafting and negotiation of this Lease, and the language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

43.4. Except as otherwise expressly set forth in this Lease, if either party commences an action against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action or proceeding and in any appeal in connection therewith.

43.5. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

43.6. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

43.7. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

43.8. Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligations under this Lease are independent and shall not be conditioned upon performance by Landlord.

43.9. Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

43.10. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

43.11. Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

43.12. Landlord shall, upon Tenant’s request and at Tenant’s sole cost, execute and deliver to Tenant a mutually agreeable short form or memorandum of this Lease (“Memorandum of Lease”). Neither party shall record this Lease. Tenant shall be responsible for the cost of recording any short form or memorandum of this Lease, including any transfer or other taxes incurred in connection with said recordation. Upon termination of this Lease, Tenant, at its sole cost and expense, shall record a discharge or termination of any previously recorded Memorandum of Lease.

43.13. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors and assigns. This Lease is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Lease shall give or be construed to give any other person or entity any legal or equitable rights. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

43.14. This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

43.15. Tenant guarantees, warrants and represents that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

43.16. This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

43.17. No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

43.18. No waiver of any term, covenant or condition of this Lease shall be binding upon Landlord unless executed in writing by Landlord. The waiver by Landlord of any breach or default of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Lease.

43.19. To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as a sealed Massachusetts instrument as of the date first above written.

LANDLORD: BMR-675 WEST KENDALL STREET LLC, a Delaware limited liability company

By:	/s/ William F. Kane
Name:	William F. Kane
Title:	Senior Vice President, Leasing & Development

TENANT: ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ John Maraganore
Name:	John Maraganore
Title:	CEO

Signature page to Lease

EXHIBIT A

LAND

A-1

EXHIBIT B

PREMISES

B-1

EXHIBIT C

ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE

AND TERM EXPIRATION DATE

This acknowledgement of TERM COMMENCEMENT DATE and TERM EXPIRATION DATE is entered into as of [            ], 20[    ], with reference to that certain Lease (the “Lease”) dated as of [            ], 2015, by ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), in favor of [BIOMED ENTITY], a [Delaware] limited [liability company][OR][partnership] (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

1. Tenant hereby confirms the following:

2. Tenant accepted possession of the Premises on [            ], 20[    ].

3. The Premises are in good order, condition and repair.

4. All conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Premises.

5. In accordance with the provisions of Article 4 of the Lease, the Term Commencement Date is [            ], 20[    ], and, unless the Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Term Expiration Date shall be [            ], 20[    ].

6. Tenant commenced occupancy of the Premises for the Permitted Use on [            ], 20[    ].

7. The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Premises[, except [            ]].

8. Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

9. The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Lease commenced to accrue on [            ], 20[    ], with Base Rent payable on the dates and amounts set forth in the chart below:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
-1/31/20	295,030	$67.00 annually	$1,647,250.83	$19,767,010.00
2/1/20-1/31/21	295,030	$69.01 annually	$1,696,668.36	$20,360,020.30
2/1/21-1/31/22	295,030	$71.08 annually	$1,747,561.03	$20,970,732.40
2/1/22-1/31/23	295,030	$73.21 annually	$1,799,928.86	$21,599,146.30
2/1/23-1/31/24	295,030	$75.41 annually	$1,854,017.69	$22,248,212.30
2/1/24-1/31/25	295,030	$77.67 annually	$1,909,581.68	$22,914,980.10
2/1/25-1/31/26	295,030	$80.00 annually	$1,966,866.67	$23,602,400.00
2/1/26-1/31/27	295,030	$82.40 annually	$2,025,872.67	$24,310,472.00
2/1/27-1/31/28	295,030	$84.87 annually	$2,086,599.68	$25,039,196.10
2/1/28-1/31/29	295,030	$87.42 annually	$2,149,239.55	$25,791,522.60
2/1/29-1/31/30	295,030	$90.04 annually	$2,213,708.43	$26,564,501.20
2/1/30-1/31/31	295,030	$92.74 annually	$2,280,090.18	$27,361,082.20
2/1/31-1/31/32	295,030	$95.52 annually	$2,348,438.80	$28,181,265.60
2/1/32-1/31/33	295,030	$98.39 annually	$2,419,000.14	$29,028,001.70
2/1/33-1/31/34	295,030	$101.34 annually	$2,491,528.35	$29,898,340.20

10. The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Premises or any portion thereof.

IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Term Commencement Date and Term Expiration Date as of the date first written above.

TENANT: ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT D

WORK LETTER

D-1-1

EXHIBIT D-1

BASE BUILDING IMPROVEMENTS

EXHIBIT D-2

TENANT WORK INSURANCE SCHEDULE

D-2-1

D-2-2

EXHIBIT E

LANDLORD’S DECOMMISSIONING DOCUMENTATION REQUIREMENTS

E-1

EXHIBIT F

DEFINITION OF OBSOLETE EQUIPMENT

F-1

EXHIBIT G

EXCLUSIONS TO OPERATING EXPENSES

G-1

EXHIBIT H

FORM OF LETTER OF CREDIT

[On letterhead or L/C letterhead of Issuer]

LETTER OF CREDIT

Date:             , 20

(the “Beneficiary”)

Attention:
L/C. No.:
Loan No.:

Ladies and Gentlemen:

We establish in favor of Beneficiary our irrevocable and unconditional Letter of Credit numbered as identified above (the “L/C”) for an aggregate amount of $            , expiring at     :00 p.m. on              or, if such day is not a Banking Day, then the next succeeding Banking Day (such date, as extended from time to time, the “Expiry Date”). “Banking Day” means a weekday except a weekday when commercial banks in              are authorized or required to close.

We authorize Beneficiary to draw on us (the “Issuer”) for the account of              (the “Account Party”), under the terms and conditions of this L/C.

Funds under this L/C are available by presenting the following documentation (the “Drawing Documentation”): (a) the original L/C and (b) a sight draft substantially in the form of Attachment 1, with blanks filled in and bracketed items provided as appropriate. No other evidence of authority, certificate, or documentation is required.

Drawing Documentation must be presented at Issuer’s office at              on or before the Expiry Date by personal presentation, courier or messenger service, or fax. Presentation by fax shall be effective upon electronic confirmation of transmission as evidenced by a printed report from the sender’s fax machine. After any fax presentation, but not as a condition to its effectiveness, Beneficiary shall with reasonable promptness deliver the original Drawing Documentation by any other means. Issuer will on request issue a receipt for Drawing Documentation.

We agree, irrevocably, and irrespective of any claim by any other person, to honor drafts drawn under and in conformity with this L/C, within the maximum amount of this L/C, presented to us on or before the Expiry Date, provided we also receive (on or before the Expiry Date) any other Drawing Documentation this L/C requires.

We shall pay this L/C only from our own funds by check or wire transfer, in compliance with the Drawing Documentation.

If Beneficiary presents proper Drawing Documentation to us on or before the Expiry Date, then we shall pay under this L/C at or before the following time (the “Payment Deadline”): (a) if presentment is made at or before noon of any Banking Day, then the close of such Banking Day; and (b) otherwise, the close of the next Banking Day. We waive any right to delay payment beyond the Payment Deadline. If we determine that Drawing Documentation is not proper, then we shall so advise Beneficiary in writing, specifying all grounds for our determination, within one Banking Day after the Payment Deadline.

Partial drawings are permitted. This L/C shall, except to the extent reduced thereby, survive any partial drawings.

We shall have no duty or right to inquire into the validity of or basis for any draw under this L/C or any Drawing Documentation. We waive any defense based on fraud or any claim of fraud.

The Expiry Date shall automatically be extended by one year (but never beyond              (the “Outside Date”)) unless, on or before the date 90 days before any Expiry Date, we have given Beneficiary notice that the Expiry Date shall not be so extended (a “Nonrenewal Notice”). We shall promptly upon request confirm any extension of the Expiry Date under the preceding sentence by issuing an amendment to this L/C, but such an amendment is not required for the extension to be effective. We need not give any notice of the Outside Date.

Beneficiary may from time to time without charge transfer this L/C, in whole but not in part, to any transferee (the “Transferee”). Issuer shall look solely to Account Party for payment of any fee for any transfer of this L/C. Such payment is not a condition to any such transfer. Beneficiary or Transferee shall consummate such transfer by delivering to Issuer the original of this L/C and a Transfer Notice substantially in the form of Attachment 2, purportedly signed by Beneficiary, and designating Transferee. Issuer shall promptly reissue or amend this L/C in favor of Transferee as Beneficiary. Upon any transfer, all references to Beneficiary shall automatically refer to Transferee, who may then exercise all rights of Beneficiary. Issuer expressly consents to any transfers made from time to time in compliance with this paragraph.

Any notice to Beneficiary shall be in writing and delivered by hand with receipt acknowledged or by overnight delivery service such as FedEx (with proof of delivery) at the above address, or such other address as Beneficiary may specify by written notice to Issuer. A copy of any such notice shall also be delivered, as a condition to the effectiveness of such notice, to:                  (or such replacement as Beneficiary designates from time to time by written notice).

No amendment that adversely affects Beneficiary shall be effective without Beneficiary’s written consent.

This L/C is subject to and incorporates by reference: (a) the International Standby Practices 98 (“ISP 98”); and (b) to the extent not inconsistent with ISP 98, Article 5 of the Uniform Commercial Code of the State of New York.

Very truly yours,

[Issuer Signature]

ATTACHMENT 1 TO EXHIBIT H

FORM OF SIGHT DRAFT

[Beneficiary Letterhead]

TO:

[Name and Address of Issuer]

SIGHT DRAFT

AT SIGHT, pay to the Order of             , the sum of              United States Dollars ($            ). Drawn under [Issuer] Letter of Credit No.              dated             .

[Issuer is hereby directed to pay the proceeds of this Sight Draft solely to the following account:                             .]

[Name and signature block, with signature or purported signature of Beneficiary]

Date:

H-1-1

ATTACHMENT 2 TO EXHIBIT H

FORM OF TRANSFER NOTICE

[Beneficiary Letterhead]

TO:

[Name and Address of Issuer] (the “Issuer”)

TRANSFER NOTICE

By signing below, the undersigned, Beneficiary (the “Beneficiary”) under Issuer’s Letter of Credit No.              dated              (the “L/C”), transfers the L/C to the following transferee (the “Transferee”):

[Transferee Name and Address]

The original L/C is enclosed. Beneficiary directs Issuer to reissue or amend the L/C in favor of Transferee as Beneficiary. Beneficiary represents and warrants that Beneficiary has not transferred, assigned, or encumbered the L/C or any interest in the L/C, which transfer, assignment, or encumbrance remains in effect.

[Name and signature block, with signature or purported signature of Beneficiary]

Date:             ]

H-2-1

EXHIBIT I

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

(1)	Neither Tenant nor Tenant’s employees, agents, contractors or invitees shall encumber or obstruct the common entrances, lobbies, elevators, sidewalks and stairways of the Building or the Property or use them for any purposes other than ingress or egress to and from the Building or the Property.

(2)	Except as specifically provided in the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building or interior lobbies, elevators and stairways without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule. Tenant shall/will not erect any stand, booth or showcase or other article or matter in or upon the Property without first obtaining Landlord’s written consent thereto.

(3)	If Landlord objects in writing to any curtains, blinds, shades, screens, hanging plants or other similar objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, and (a) such window, door or windowsill is visible from the exterior of the Premises and (b) such curtain, blind, shade, screen, hanging plant or other object is not included in plans approved by Landlord, then Tenant shall promptly remove such curtains, blinds, shades, screens, hanging plants or other similar objects at its sole cost and expense.

(4)	No deliveries shall be made that impede or interfere with other tenants in or the operation of the Property or the Building.

(5)	Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) is allowed by Applicable Laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and the affected tenants of the Property.

(6)	Tenant shall not use any method of heating or air conditioning other than what is shown in the Tenant Improvement plans or approved in writing by Landlord in accordance with Article 17 of the Lease.

(7)	Tenant shall not install any radio, television or other antennae; cell or other communications equipment; or other devices on the roof or exterior walls of the Premises except in accordance with the Lease. Tenant shall not interfere with radio, television or other digital or electronic communications at the Property or elsewhere.

(8)	Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Property (other than within the Premises) are prohibited. Tenant shall cooperate with Landlord to prevent such activities by Tenant or its employees, agents, contractors and invitees.

(9)	Tenant shall not use, generate, manufacture, store or dispose of on or about the Premises or transport to or from the Premises any flammable explosive, radioactive materials, hazardous wastes, toxic substances or related materials (a) in any manner which fails to comply in all material respects with all applicable federal, state and local laws, ordinances and regulations, whether now existing or hereafter enacted, and (b) without notifying Landlord in writing prior to any such use, generation, manufacture, storage, disposal or transportation of the specific details thereof. In addition, Tenant shall, upon demand by Landlord, notify Landlord of all materials and substances used, generated, manufactured, stored, disposed of in, or transported to or from, the Premises.

(10)	Tenant shall store all of its trash, garbage and Hazardous Materials in receptacles within its Premises or in receptacles designated by Landlord outside of the Premises. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal. Any Hazardous Materials transported through the Property shall be held in secondary containment devices. Tenant shall be responsible, at its sole cost and expense, for Tenant’s removal of its trash, garbage and Hazardous Materials; provided, however, that Tenant is encouraged to participate in the non-Hazardous materials waste removal and recycling program in place at the Property.

(11)	Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by applicable laws or Landlord (“Waste Regulations”) regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash generated by Tenant (collectively, “Waste Products”), including (without limitation) the separation of Waste Products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by Waste Regulations.

(12)	The Premises, the Property or the Building shall not be used for lodging or for any improper, immoral or objectionable purpose. No cooking shall be done or permitted in the Premises; provided, however, that Tenant may use (a) equipment approved in accordance with the requirements of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on Tenant Improvement plans approved by Landlord; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

(13)	Tenant shall not, without Landlord’s prior written consent, use the name of the Property, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

(14)	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

(15)	Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

(16)	Tenant shall not modify any locks to the Premises without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, condition or delay. Tenant shall furnish Landlord with copies of keys, pass cards or similar devices for locks to the Premises.

(17)	Tenant shall cooperate and participate in all reasonable security programs affecting the Premises.

(18)	Tenant shall not permit any animals in the Property, other than for guide or assistance animals or for use in laboratory experiments, subject to the terms and conditions of the Lease.

(19)	Bicycles shall not be taken into the Building(s) except into areas reasonably designated by Landlord.

(20)	Tenant shall not do, nor permit to be done, anything which obstructs or interferes with the rights of any other tenant of the Property or the Building.

(21)	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, ashes, chemicals, or other refuse or injurious substances shall be deposited therein or used in connection therewith by Tenant, or left by Tenant in the lobbies, passages, elevators or stairways of the Building.

(22)	Discharge of industrial sewage shall only be permitted if Tenant, at its sole expense, first obtains all necessary permits and licenses therefor from all applicable Governmental Authorities.

(23)	Smoking is prohibited inside the Building. Tenant shall not permit its employees, invitees or guests to smoke in the lobbies, passages, corridors, elevators, vending rooms, restrooms, stairways, parking garage or any other area shared in common with other tenants in the Building. Nor shall Tenant permit its employees, invitees, or guests to loiter at the building entrances for the purpose of smoking. Smoking is permitted per the terms of the Cambridge Ordinance and in designated outdoor areas of the Property that may be relocated or eliminated at Landlord’s election.

(24)	Tenant shall have access to the Premises 24 hours a day, seven days a week.

(25)	The Building shall be subject to Landlord’s reasonable security requirements. The Landlord shall in no event be responsible for admitting or excluding any person from the Premises. In case of invasion, hostile attack, insurrection, mob violence, riot, public excitement or other commotion, explosion, fire or any casualty, the Landlord shall have the right to bar or limit access to the Property or Building to protect the safety of occupants of the Property or the Building.

(26)	Tenant, at Tenant’s sole cost and expense, shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises or the Property for the purpose of providing such extermination services, unless such persons have been approved by Landlord. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

(27)	Tenant shall be responsible for the observance of these Rules and Regulations by Tenant’s employees, agents, contractors and invitees.

(28)	In the event of any conflict between the provisions of these Rules and Regulations and the provisions of the Lease, the provisions of the Lease shall govern.

(29)	These Rules and Regulations shall not be enforced in a discriminatory manner against Tenant.

MOVING POLICY / EQUIPMENT REMOVAL

Landlord must be notified as soon as possible with details of an impending move or removal of material pieces of equipment or furniture, etc. and, in the case of removals of such, must receive written and signed authorization from Tenant. The guidelines listed below must be followed, except during construction of the initial improvements, which shall be subject to separate rules mutually determined by Landlord and Tenant:

(30)	Landlord must be notified with 24 hours’ notice of any and all movement of personal and/or Tenant-owned property into or out of the Building.

(31)	All equipment, furniture, supplies, etc. shall be moved before 8:00 am or after 5:00 pm, Monday through Friday or between 8:00 am – 5:00 pm on Saturday and Sunday, unless otherwise approved in writing by Landlord.

(32)	The building loading dock and freight elevators must be utilized for access to the Tenant floor during a move. Scheduling for the reservation of these areas must be coordinated with the Management Office. Use of the passenger elevators or lobby atrium stairways is prohibited.

(33)	The moving contractor must provide a Certificate of Insurance with the proper endorsements to the Building Management Office prior to the move.

(34)	All floors must be protected by pads or cardboard on the walls and by masonite on the floor during the move. Masonite sheets should be butted together and taped down in order to prevent trip hazards. All dollies and handcarts must be equipped with rubber wheels.

(35)	A Tenant representative must be present to supervise the move.

(36)	Tenant’s moving company is responsible for the breakdown and removal of all boxes, padding materials, and any other associated trash upon completion of the move. Disposal of trash in the building’s dumpster will not be permitted unless prior arrangement has been made with the Building Management Office.

(37)	Any damage to the Building and/or Property shall be the responsibility of the Tenant.

DELIVERIES

Mail

To be mutually determined by Landlord and Tenant.

Loading Dock

The main loading dock, accessed by Linskey Way, is available for deliveries. Except during construction of the initial improvements, there is a 30-minute limit on deliveries unless previously arranged with Landlord.

BUILDING SECURITY

Security service, relating to restricting public access into the Building only, is provided at the Property and the Building 24-hours per day, seven days per week, including holidays.

Building Access for Contractors and Vendors

Access to telephone and electric rooms is available only to building personnel, unless prior approval has been obtained from Landlord a minimum of 24 hours in advance.

Major installations, especially those involving access outside Tenant’s premises, must be coordinated with Building Management a minimum of 72 hours in advance.

In all cases, an endorsement to the Contractor’s insurance policy is required prior to performing any work. This endorsement is to name BMR-675 West Kendall Street LLC, BioMed Realty Trust, Inc., BioMed Realty, L.P., and BioMed Realty LLC as additional insured. Contact Landlord for specific requirements.

Where appropriate, Tenant should ensure that the Rules and Regulations of the Building are observed by any vendors/contractors rendering service to the Building on their behalf.

Security Access System

For tenants, access cards are required to enter at all times. A numerical range of pass cards are assigned to each tenant upon occupancy. The Building Management Office tracks the range of cards assigned to each tenant. However, it is Tenant’s responsibility to track which card number is assigned to each employee. Notification of any changes in employment or other access privileges for any employee should be given immediately to Landlord so that updates to records and the access system may be made.

If an access card is lost, Tenant should contact Landlord to obtain a replacement card for which there will be a $10 charge per card. Malfunctioning cards will be exchanged at no additional cost by contacting Landlord

General Security Precautions

To help keep the Building secure, we ask that all personnel be alert and report any suspicious people or activities immediately to Landlord.

Please advise Landlord of any suspicions or concerns.

In extreme emergencies, contact the local Police Department.

SOLICITATION

Soliciting, canvassing and peddling in the building are prohibited. If anyone is observed conducting any of the above activities on the property, immediately contact Landlord

PRIVATE DRIVES PARKING

Vehicle parking on the private drives of the Property, including West Kendall Street, is restricted to vehicles with a temporary parking pass. A temporary parking pass may be obtained with Landlord’s permission.

Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Property, including Tenant. These Rules and Regulations are

EXHIBIT J

TENANT MANUAL

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EXHIBIT K

DEVELOPMENT APPROVALS

K-1

EXHIBIT L

KENDALL SQUARE AREA PLAN

L-1

EXHIBIT M

PARKING AND TRANSPORTATION DEMAND MANAGEMENT PLAN

M-1

EXHIBIT N

TENANT’S PERSONAL PROPERTY

N-1

EXHIBIT O

MANAGED SERVICE MATRIX

O-1

EXHIBIT P

FORM OF ESTOPPEL CERTIFICATE

To: [BMR LANDLORD ENTITY]

17190 Bernardo Center Drive

San Diego, California 92128

Attention: Vice President, Real Estate Legal

BioMed Realty, L.P.

17190 Bernardo Center Drive

San Diego, California 92128

Re: [PREMISES ADDRESS] (the “Premises”) at 675 West Kendall             , Cambridge, Massachusetts (the “Property”)

The undersigned tenant (“Tenant”) hereby certifies to you as follows:

1.	Tenant is a tenant at the Property under a lease (the “Lease”) for the Premises dated as of [ ], 20[ ]. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [ ]], and there are no other agreements, written or oral, affecting or relating to Tenant’s lease of the Premises or any other space at the Property. The lease term expires on [ ], 20[ ].

2.	Tenant took possession of the Premises, currently consisting of [ ] square feet, on [ ], 20[ ], and commenced to pay rent on [ ], 20[ ]. Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease[, except as follows: [ ]].

3.	All base rent, rent escalations and additional rent under the Lease have been paid through [ ], 20[ ]. There is no prepaid rent[, except $[ ]][, and the amount of security deposit is $[ ] [in cash][OR][in the form of a letter of credit]]. Tenant currently has no right to any future rent abatement under the Lease.

4.	Base rent is currently payable in the amount of $[ ] per month.

5.	Tenant is currently paying estimated payments of additional rent of $[ ] per month on account of real estate taxes, insurance, management fees and maintenance expenses.

6.	All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[, except [ ]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

P-1

7.	The Lease is in full force and effect, free from default and free from any event that could become a default under the Lease, and Tenant has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [ ]].

8.	[Tenant has the following expansion rights or options for leasing additional space at the Property: [ ].][OR][Tenant has no rights or options to purchase the Property.]

9.	To Tenant’s knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of Tenant in, on or around the Premises or the Property in violation of any environmental laws.

10.	The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT NAME OF LANDLORD, PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is [acquiring the Property/making a loan secured by the Property] in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements contained herein may be relied upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE], [LANDLORD], BioMed Realty, L.P., BioMed Realty Trust, Inc., and any [other] mortgagee of the Property and their respective successors and assigns.

Any capitalized terms not defined herein shall have the respective meanings given in the Lease.

Dated this [            ] day of [            ], 20[        ].

ALNYLAM PHARMACEUTICALS, INC.,

a Delaware corporation

By:
Name:
Title:

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EXHIBIT Q

EXCLUDED ROOFTOP AREA

Q-1